United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant x

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
x	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

Levi Strauss & Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

x	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:
Aggregate number of securities to which transaction applies:
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
Proposed maximum aggregate value of transaction:
Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:
Form, Schedule or Registration Statement No.:
Filing Party:
Date Filed:

Notice of 2020 Annual Meeting of Shareholders

and Proxy Statement

In this proxy statement, the terms “Levi Strauss & Co.,” “Levi Strauss,” the “company,” “we,” “us,” “our” or similar terms refer to Levi Strauss & Co. and its consolidated subsidiaries.

Our website address is www.levistrauss.com. Information contained on our website is not incorporated by reference in this proxy statement.

These materials were first sent to shareholders on February 27, 2020.

Notice of 2020 Annual Meeting of Shareholders
Levi’s Plaza 1155 Battery Street San Francisco, CA 94111	April 8, 2020 10:30 a.m., Pacific Time

ITEMS OF BUSINESS

1.	To elect the following four nominees recommended by the Board of Directors as Class I directors: Jill Beraud, Spencer C. Fleischer, Christopher J. McCormick and Stephen C. Neal.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending November 29, 2020.

4.	To conduct any other business properly brought before the annual meeting or any adjournment or postponement thereof.

RECORD DATE

Close of business on February 14, 2020.

WEBCAST

A live webcast of the annual meeting will be available at https://levis.brand.live/c/2020-annual-shareholder-meeting. To access the webcast, go to this website and follow the instructions provided. The webcast will be recorded and available for replay at this website through May 8, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 8, 2020 AT LEVI’S PLAZA, 1155 BATTERY STREET, SAN FRANCISCO, CA 94111

The notice of annual meeting, proxy statement and annual report to shareholders are available free of charge at www.edocumentview.com/levi.

By Order of the Board of Directors,

Nita T. Dudley

Corporate Secretary

San Francisco, California

Whether or not you expect to attend the annual meeting, you are urged to vote by proxy as promptly as possible to ensure your vote is counted. You may vote over the telephone, through the internet or by using the proxy card that may be mailed to you as instructed in the Proxy Availability Notice. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder. See the Proxy Availability Notice for more information.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. This method of distribution makes our process more efficient and less costly, and limits our impact on the environment. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Proxy Availability Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials for the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Proxy Availability Notice.

We intend to mail the Proxy Availability Notice on or about February 27, 2020 to all shareholders of record entitled to vote at the Annual Meeting. We expect that this proxy statement and the other proxy materials will be available to shareholders on or about February 27, 2020.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Proxy Availability Notice, on or after March 6, 2020.

What does it mean if I receive more than one Proxy Availability Notice?

If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Proxy Availability Notices to ensure that all of your shares are voted.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on February 14, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 63,114,704 shares of Class A common stock and 336,013,359 shares of Class B common stock outstanding and entitled to vote.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, April 8, 2020 at 10:30 a.m., Pacific Time, at Levi’s Plaza, 1155 Battery Street, San Francisco, CA 94111. Directions to the Annual Meeting may be found under the “Events and Presentations” tab of our website at investors.levistrauss.com. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

For admission to the Annual Meeting, you will need to provide valid government-issued photo identification (e.g., driver’s license or passport). If on the Record Date your shares were held in an account at a brokerage firm, bank or other similar agent rather than in your name, you will also need to provide proof of beneficial ownership as of the Record Date (e.g., your most recent account statement reflecting your stock ownership as of the Record Date).

How can I access the webcast of the Annual Meeting?

We plan to offer a live webcast of the Annual Meeting at https://levis.brand.live/c/2020-annual-shareholder-meeting. To access the webcast, go to this website and follow the instructions provided. Note that the webcast will be “listen only.” If you would like to vote, you will need to attend the Annual Meeting in person or vote by proxy. If you would like to ask questions of or otherwise interact with other participants, you will need to attend the Annual Meeting in person. The webcast will be recorded and available for replay at this website through May 8, 2020.

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

•	Proposal 1: Election of the following four nominees recommended by our Board of Directors as Class I directors: Jill Beraud, Spencer C. Fleischer, Christopher J. McCormick and Stephen C. Neal.

•	Proposal 2: Advisory vote on executive compensation.

•	Proposal 3: Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending November 29, 2020.

What if another matter is properly brought before the Annual Meeting?

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, your proxyholder will vote your shares using his or her best judgment.

What are my voting options?

•	Proposal 1: You may vote FOR the election of all nominees recommended by our Board of Directors as Class I directors or you may WITHHOLD your vote for any nominee you specify.

•	Proposal 2: You may vote FOR or AGAINST the advisory vote on executive compensation.

•	Proposal 3: You may vote FOR or AGAINST the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending November 29, 2020.

How does the Board of Directors recommend that I vote?

The table below sets forth the unanimous recommendation of our Board of Directors for each of the four matters scheduled for a vote at the Annual Meeting.

Proposal	Unanimous Recommendation of our Board of Directors

1. Election of Class I Directors	FOR all of the nominees

2. Advisory Vote On Executive Compensation	FOR

3. Ratification of Selection of Independent Registered Public Accounting Firm	FOR

How many votes do I have?

On each matter scheduled for a vote at the Annual Meeting, you have one vote for each share of Class A common stock you own and ten votes for each share of Class B common stock you own, in each case as of the Record Date.

How do I vote?

•

Shareholder of Record: Shares Registered in Your Name. If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. For admission to the Annual Meeting, you will need to present valid government-issued photo identification (e.g., driver’s license or passport). Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

IN PERSON AT THE ANNUAL MEETING	OVER THE TELEPHONE	THROUGH THE INTERNET	USING A PROXY CARD

• Come to the Annual Meeting and we will give you a ballot when you arrive	• Call 1-800-652-8683 and follow the recorded instructions (you will need the voter control number from your proxy card) • Your vote must be received by 11:00 p.m., Pacific Time, on April 7, 2020

•  Visit www.envisionreports.com/levi to vote online (you will need the voter control number from your proxy card or the Proxy Availability Notice)

•  Your vote must be received by 11:00 p.m., Pacific Time, on April 7, 2020

• Complete, sign, date and return the proxy card that may be delivered • Your proxy card must be mailed by March 25, 2020

•

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on the Record Date your shares were held in an account at a brokerage firm, bank or other similar agent rather than in your name, then you are the beneficial owner of shares held in street name and a voting instruction form, together with the Proxy Availability Notice, are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote over the telephone or through the internet as instructed by your broker, bank or other agent. You are also invited to attend the Annual Meeting. For admission to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date (e.g., your most recent account statement reflecting your stock ownership as of the Record Date) and valid government-issued photo identification (e.g., driver’s license or passport). To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Proxy Availability Notice, or contact that organization to request a proxy form.

Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. Note that you must bear any costs associated with your internet access, such as usage charges.

Can I change my vote after submitting my proxy?

•

Shareholder of Record: Shares Registered in Your Name. Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways. Your most current proxy is the one that is counted.

○	You may grant a subsequent proxy over the telephone or through the internet.

○	You may submit another properly completed proxy card with a later date.

○	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1155 Battery Street, San Francisco, CA 94111.

○	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•	Beneficial Owner: Shares Registered in the Name of Broker or Bank. To revoke your proxy, follow the instructions provided by your broker, bank or other agent.

What happens if I do not vote, or if I vote by proxy without giving specific voting instructions?

If you are a shareholder of record and do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you voted by proxy without marking voting selections, your shares will be voted:

•	Proposal 1: FOR the election of all of the nominees recommended by our Board of Directors as Class I directors.

•	Proposal 2: FOR the advisory vote on executive compensation.

•	Proposal 3: FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending November 29, 2020.

If any other matter is properly brought before the Annual Meeting, your proxyholder will vote your shares using his or her best judgment.

What happens if I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote uninstructed shares with respect to matters considered to be routine under NYSE rules, but not with respect to non-routine matters.

Because Proposals 1 and 2 are considered to be non-routine under NYSE rules, your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Because Proposal 3 is considered to be routine under NYSE rules, your broker, bank or other agent may vote your shares on this proposal in its discretion, even if you do not provide voting instructions. If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the proxy materials you receive from your broker, bank or other agent.

What are broker non-votes?

As discussed above, if you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares on matters deemed to be non-routine under NYSE rules, your broker, bank or other such agent cannot vote your shares. These un-voted shares are counted as broker non-votes.

Because Proposals 1 and 2 are considered to be non-routine under NYSE rules, we expect broker non-votes to exist in connection with those proposals. If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the proxy materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions(1)	Effect of Broker Non- Votes(2)
1	Election of Class I directors	The four nominees receiving the most FOR votes will be elected (WITHHOLD votes will have no effect)	N/A	No effect

2	Advisory vote on executive compensation	FOR votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote	No effect	No effect

3	Ratification of selection of independent registered public accounting firm	FOR votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote	No effect	N/A

(1)	Abstentions will not be counted toward the vote total for Proposals 2 and 3. Abstentions will therefore have no effect on these proposals.

(2)

Broker non-votes will not be counted toward the vote total for Proposals 1 and 2. Broker non-votes will therefore have no effect on these proposals. Because Proposal 3 is considered to be routine under NYSE rules, if you hold your shares in street name, your broker, bank or other agent may vote your shares on this proposal in its discretion, even if you do not provide voting instructions.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Annual Meeting or the holders of a majority of the voting power of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We expect to publish final voting results on a Form 8-K within four business days of the Annual Meeting. If final voting results are not available to us in time to do so, we intend to publish preliminary voting results on a Form 8-K within four business days of the Annual Meeting and to publish final voting results on an additional Form 8-K within four business days of the final voting results becoming known to us.

Who is paying for this proxy solicitation?

This proxy is being solicited by the Company. Our directors and employees may solicit proxies in person, by telephone or by other means of communication. We will pay for the entire cost of soliciting proxies. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding these proxy materials to beneficial owners.

What proxy materials are available through the internet?

The notice of annual meeting, proxy statement and our annual report to shareholders are available free of charge at investors.levistrauss.com.

I share an address with another shareholder, and we received only one Proxy Availability Notice. How do I obtain another Proxy Availability Notice?

We have adopted a procedure approved by the SEC called householding, under which we can deliver a single Proxy Availability Notice to multiple shareholders who share the same address unless we receive contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs, and our impact on the environment. See “Other Information—Householding of Proxy Materials.”

When are shareholder proposals for inclusion in our proxy materials for next year’s annual meeting of shareholders due?

The 2021 annual meeting of shareholders is scheduled to be held on April 21, 2021. Shareholders wishing to present a proposal for inclusion in our proxy materials for such meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than October 30, 2020 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2021 annual meeting of shareholders. Nominations or proposals should be sent in writing to our Corporate Secretary at 1155 Battery Street, San Francisco, CA 94111.

When are other proposals and director nominations for next year’s annual meeting of shareholders due?

The 2021 annual meeting of shareholders is scheduled to be held on April 21, 2021. Shareholders wishing to nominate a candidate for election to our Board of Directors or propose other business at an annual meeting other than pursuant to Rule 14a-8 of the Exchange Act must submit a written notice so that it is received by us at our principal executive offices no earlier than the close of business on December 9, 2020 nor later than the close of business on January 8, 2021 provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after April 8, 2021, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. Nominations or proposals should be sent in writing to our Corporate Secretary at 1155 Battery Street, San Francisco, CA 94111. You are advised to review our amended and restated bylaws, which contain additional requirements about advance notice of director nominations and shareholder proposals. A complete copy of our amended and restated bylaws is available under the “Governance” tab of our website at investors.levistrauss.com.

PROPOSALS

PROPOSAL 1: ELECTION OF

CLASS I DIRECTORS

Our Board of Directors currently has twelve members and is divided into three classes, with directors elected for overlapping three-year terms. There are four Class I directors whose term of office expires in fiscal year 2020. Our Board of Directors has recommended that Jill Beraud, Spencer C. Fleischer, Christopher J. McCormick and Stephen C. Neal be elected as Class I directors to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified or, if sooner, until their death, resignation or removal. Each nominee is currently a director who was previously elected by shareholders.

A biography of each nominee and a discussion of his or her specific experience, qualifications, attributes and skills that led the Nominating, Governance and Corporate Citizenship Committee and our Board of Directors to recommend him or her as a nominee for Class I director is set forth in this proxy statement under “Board of Directors—Nominees for Election as Class I Directors.”

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the four nominees receiving the most FOR votes will be elected as Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the four nominees recommended by our Board of Directors and named in this proxy statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each nominee has agreed to serve as a Class I director if elected. We have no reason to believe that any nominee will be unable to serve.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” ALL OF THE NAMED NOMINEES.

PROPOSAL 2: ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as set forth in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation discussion and analysis, the compensation tables and the related narrative disclosure in the Executive Compensation section of this proxy statement. As discussed in those disclosures, our compensation policies and programs are designed to support the achievement of our strategic business plans by attracting, motivating and retaining exceptional talent. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. We believe our compensation policies and programs for leaders and employees are appropriately balanced, reinforcing short-term and long-term results, and as such would not drive behavior that would have an adverse effect on our business.

Accordingly, our Board of Directors is asking shareholders to indicate their support for the compensation of our named executive officers as set forth in this proxy statement by casting a non-binding advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Because this vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by shareholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory approval of this proposal requires the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending November 29, 2020 and has further directed that management submit its selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. PwC has audited our financial statements since 2007. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or laws require shareholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and shareholders.

Principal Accountant Fees

The following table represents aggregate fees billed to or incurred by us for professional services rendered by PwC, our independent registered public accounting firm, during fiscal years 2019 and 2018. All fees described below were pre-approved by the Audit Committee.

	Year Ended
	November 24, 2019	November 25, 2018
Services provided:	(in thousands)
Audit fees(1)	$7,453	$6,708
Audit-related fees	—	—
Tax fees(2)	564	633
All Other Fees(3)	5	6

Total fees	$8,022	$7,347

(1)

Audit fees include fees for the audit of our annual consolidated financial statements, quarterly reviews of interim consolidated financial statements and statutory audits. Further, these include fees for services in support of issuing non-audit letters over financial information, as well as fees for access to electronic accounting and audit reference materials.

(2)

Tax fees are for services to assist in the preparation of our foreign tax returns and for the provision of tax advice. Tax fees included tax compliance fees of $475,000 and $489,000 in fiscal years 2019 and 2018, respectively.

(3)	All other fees consist of fees for other permissible services other than the services reported above.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for approving every engagement of our independent registered public accounting firm to provide audit or non-audit services for us before being engaged to provide those services. The Audit Committee’s pre-approval policy provides as follows:

•

First, once a year when the base audit engagement is reviewed and approved, management will identify all other services (including fee ranges) for which management knows or believes it will engage our independent registered public accounting firm for the next 12 months. Those services typically include quarterly reviews, statutory audits, specified tax matters, certifications to the lenders as required by financing documents and consultation on new accounting and disclosure standards.

•

Second, if any new proposed engagement comes up during the year that was not pre-approved by the Audit Committee as discussed above, the engagement will require (i) specific approval of the chief financial officer and corporate controller (including confirming with counsel permissibility under applicable laws and evaluating potential impact on independence) and, if approved by management, (ii) approval of the Audit Committee.

•	Third, the chairperson of the Audit Committee will have the authority to give such approval, but may seek full Audit Committee input and approval in specific cases as he or she may determine.

The Audit Committee has determined that the rendering of services other than audit services by PwC is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the Audit Committee’s selection of PwC requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently has twelve members. Our Board of Directors is divided into three classes with directors elected for overlapping three-year terms:

•	The term for directors in Class I (Ms. Beraud, Mr. Fleischer, Mr. McCormick and Mr. Neal) will end at the 2020 Annual Meeting.

•	The term for directors in Class II (David A. Friedman, Yael Garten, Jenny Ming and Joshua E. Prime) will end at the 2021 annual meeting of shareholders.

•	The term for directors in Class III (Troy Alstead, Charles (“Chip”) V. Bergh, Robert A. Eckert and Patricia Salas Pineda) will end at the 2022 annual meeting of shareholders.

At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our Board of Directors is currently twelve members and may be changed only by a vote of a majority of our Board of Directors. We expect that additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our corporate governance guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors, except for Dr. Garten, attended the 2019 annual meeting of shareholders.

Board Leadership

The Board of Directors believes that it is in our best interests that the offices of CEO and Chairperson be held by separate individuals and, accordingly, our CEO and the Chairperson of our Board of Directors are currently separate individuals.

Our corporate governance guidelines are available under the “Governance” tab of our website at investors.levistrauss.com.

Board Selection Criteria

Our Board of Directors seeks members who are committed to the values of our company and are, by reason of their character, judgment, knowledge and experience, capable of contributing to the effective governance of our company. In reaching this determination, our Board of Directors considers each candidate’s relevant expertise, accomplishments in his or her field, the ability to exercise sound business judgment and a commitment to rigorously represent the long-term interests of our shareholders. Our Board of Directors also considers diversity (including with respect to race, gender, geography and areas of expertise), age, skills and other factors that it deems appropriate to maintain a balance of knowledge, experience and capability. For an incumbent director whose term of office is set to expire, our Board of Directors reviews his or her overall service to the Company during the completed term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair his or her independence. Our corporate governance guidelines provide that all directors are subject to a mandatory retirement age of 72, unless waived by our Board of Directors in its discretion.

Director Independence

As required under NYSE listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of independent, including those set forth in applicable NYSE listing standards, as in effect from time to time. In addition, the charters of the committees of our Board of Directors prohibit members from having any relationship that would interfere with the exercise of their independence from management and our company. The fact that a director may own our capital stock is not, by itself, considered an interference with independence under these charters. Family shareholders or other family member directors are not eligible for membership on the Audit Committee.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, senior management and our independent auditors, our Board of Directors has affirmatively determined that the following directors and former directors who served during the fiscal year are independent within the meaning of the applicable NYSE listing standards: Mr. Alstead, Ms. Beraud, Mr. Eckert, Mr. Fleischer, Mr. Friedman, Dr. Garten, Peter E. Haas Jr., Mr. McCormick, Ms. Ming, Mr. Neal, Ms. Pineda and Mr. Prime. In making this determination, our Board of Directors found that none of these directors or former directors had a material or other disqualifying relationship with our company. Mr. Bergh, who serves as our President and CEO, does not qualify as independent.

Board’s Role in Risk Management

Management is responsible for the day-to-day management of the risks facing our company, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management engages our Board of Directors in discussions concerning risk periodically and as needed, and addresses the topic as part of the annual planning discussions where our Board of Directors and management review key risks to our plans and strategies and the mitigation plans for those risks. The Audit Committee has the responsibility to review our major financial risk exposures and the steps management has taken to monitor and control such exposures, along with management, the senior auditing executive and the independent registered public accounting firm. The Compensation Committee has the responsibility to review the risks arising from our compensation policies and practices applicable to all employees and to evaluate policies and practices that could mitigate any such risk. The Compensation Committee also consults with its compensation consultant, Exequity, on such matters. Based on these reviews, the Compensation Committee does not believe that our compensation policies and practices create risks that are reasonably likely have a material adverse effect on our company.

Meetings of Our Board

Our Board of Directors met eight times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

In accordance with our corporate governance guidelines and applicable NYSE listing standards, executive sessions of non-management directors are scheduled for every meeting of our Board of Directors and at such other times as our non-management directors see fit. All executive sessions of non-management directors are presided over by the Chairperson of our Board of Directors. In the absence of the Chairperson of our Board of Directors, the participating non-management directors will select a director to preside over an executive session. If our non-management directors include directors who are not independent, then at least once per year, our independent directors will meet in an executive session.

Family Relationships

Each of Mr. Friedman and Mr. Prime, either directly or by marriage, is a descendant of the family of our founder, Levi Strauss.

Board Committees

Our Board of Directors has established four standing committees: an Audit Committee, a Finance Committee, a Compensation Committee, and a Nominating, Governance and Corporate Citizenship Committee, each of which has the composition and responsibilities described below. From time to time, our Board of Directors may establish other committees to facilitate the management of our business. Below is a description of each committee of our Board of Directors.

Audit Committee

The Audit Committee consists of five directors: Mr. Alstead (Chairperson), Mr. Fleischer, Dr. Garten, Mr. McCormick and Ms. Ming. Dr. Garten was appointed to the Audit Committee on January 28, 2020. Ms. Beraud served on the audit committee until January 28, 2020. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements for Audit Committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act and meets the financial literacy requirements under the rules and regulations of the NYSE and the SEC. Mr. Alstead has been determined to be an “financial expert” as defined under SEC rules.

The Audit Committee provides assistance to our Board of Directors in its oversight of the integrity of our financial statements, financial reporting processes, internal controls systems and compliance with legal requirements. The Audit Committee meets with our management regularly to discuss our critical accounting policies, internal controls and financial reporting process and our financial reports to the public. The Audit Committee also meets with our independent registered public accounting firm and with our financial personnel and internal auditors regarding these matters. The Audit Committee also examines the independence and performance of our internal auditors and our independent registered public accounting firm. The Audit Committee has sole and direct authority to engage, appoint, evaluate and replace our independent auditor. Both our independent registered public accounting firm and our internal auditors regularly meet privately with, and have unrestricted access to, the Audit Committee.

The Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. This charter is available under the “Governance” tab of our website at investors.levistrauss.com. The Audit Committee met nine times in fiscal year 2019.

Report of the Audit Committee*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended November 24, 2019 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 24, 2019.

Troy Alstead

Jill Beraud

Spencer C. Fleischer

Christopher J. McCormick

Jenny Ming

*

The material in this report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Finance Committee

The Finance Committee consists of four directors: Mr. Fleischer (Chairperson), Ms. Beraud Mr. McCormick and Mr. Prime. The Finance Committee provides assistance to our Board of Directors in its oversight of our financial condition and management, financing strategies and execution and relationships with shareholders, creditors and other members of the financial community. The Finance Committee operates under a written charter, which is available under the “Governance” tab of our website at investors.levistrauss.com. The Finance Committee met five times in fiscal year 2019.

Compensation Committee

The Compensation Committee consists of four directors: Mr. Eckert (Chairperson), Mr. Alstead, Ms. Beraud, and Ms. Pineda. Ms. Beraud was appointed to the Compensation Committee on January 28, 2020. Mr. Haas Jr. served on the Compensation Committee until his retirement from our Board of Directors in September 2019. Our Board of Directors has determined that each member of the Compensation Committee is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The composition of the Compensation Committee meets the requirements for independence under the current listing standards of the NYSE and current SEC rules and regulations.

The Compensation Committee provides assistance to our Board of Directors in its oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation. The Compensation Committee reviews our compensation objectives and performance against those objectives, reviews market conditions and practices and our strategy and processes for making compensation decisions and approves (or, in the case of our CEO, recommends to our Board of Directors) the annual and long-term compensation for our executive officers, including our long-term incentive compensation plans. The Compensation Committee also reviews our succession planning, diversity and benefit plans. Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our SEC filings.

The Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Under this charter, the Compensation Committee may, in its discretion, delegate its duties to a subcommittee. This charter is available under the “Governance” tab of our website at investors.levistrauss.com. The Compensation Committee met four times in fiscal year 2019.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2019 are described in greater detail under “Compensation Discussion and Analysis.”

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended November 24, 2019 and this proxy statement on Schedule 14A.

Robert A. Eckert (Chairperson)

Troy Alstead

Patricia Salas Pineda

*

The material in this Compensation Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2019, no member of the Compensation Committee was a current officer or employee of ours. There are no Compensation Committee interlocks between us and other entities involving our executive officers and our board members who serve as executive officers of those other entities.

Nominating, Governance and Corporate Citizenship Committee

The Nominating, Governance and Corporate Citizenship Committee consists of four directors: Mr. Neal (Chairperson), Mr. Eckert, Mr. Friedman, and Ms. Pineda. Mr. Haas Jr. served on the Nominating, Governance and Corporate Citizenship Committee until his retirement from our Board of Directors in September 2019. The composition of the Nominating, Governance and Corporate Citizenship Committee meets the requirements for independence under the current listing standards of the NYSE and current SEC rules and regulations.

The Nominating, Governance and Corporate Citizenship Committee is responsible for identifying qualified candidates for, and making recommendations regarding the size and composition of, our Board of Directors, in light of, among other factors, directors’ skills, experience, independence and availability of service. In addition, the Nominating, Governance and Corporate Citizenship Committee is responsible for overseeing our corporate governance matters, reporting and making recommendations to our Board of Directors concerning corporate governance matters, reviewing the performance of the Chairperson of our Board of Directors and our CEO and determining director compensation. The Nominating, Governance and Corporate Citizenship Committee also assists our Board of Directors with oversight and review of corporate citizenship and sustainability matters which may have a significant impact on us.

The Nominating, Governance and Corporate Citizenship Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. This charter is available under the “Governance” tab of our website at investors.levistrauss.com. The Nominating, Governance and Corporate Citizenship Committee met six times in fiscal year 2019.

The Nominating, Governance and Corporate Citizenship Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating, Governance and Corporate Citizenship Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating, Governance and Corporate Citizenship Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating, Governance and Corporate Citizenship Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of us and the Board, to maintain a balance of knowledge, experience and capability.

The Nominating, Governance and Corporate Citizenship Committee will consider director candidates recommended by shareholders. The Nominating, Governance and Corporate Citizenship Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating, Governance and Corporate Citizenship Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating, Governance and Corporate Citizenship Committee at 1155 Battery Street, San Francisco, CA 94111 in accordance with the procedures set forth in our bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Shareholder Communications With Our Board

Over the years, our Board of Directors and management have had a rich dialogue with shareholders about important issues, and we have in place an effective process that has ensured that various shareholder inputs are heard by our Board of Directors and management.

Our Board of Directors has adopted a formal process by which shareholders may communicate with our Board of Directors or any of its members. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to Levi Strauss & Co., Attn: Corporate Secretary, 1155 Battery Street, San Francisco, CA 94111. All communications will be compiled by the Corporate Secretary and submitted to our Board of Directors or the individual directors on a periodic basis.

Any interested person may communicate directly with our non-management or independent directors as a group. Persons interested in communicating directly with our non-management or independent directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Levi Strauss & Co. at 1155 Battery Street, San Francisco, CA 94111. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the relevant committee chairperson.

Worldwide Code of Business Conduct

We have adopted a Worldwide Code of Business Conduct, applicable to all of our directors and employees (including our CEO, chief financial officer, controller and other senior financial employees). The Worldwide Code of Business Conduct covers a number of topics, including: accounting practices and financial communications; conflicts of interest; confidentiality; corporate opportunities; insider trading; and compliance with laws. The Worldwide Code of Business Conduct is available under the “Governance” tab of our website at investors.levistrauss.com. If we grant a waiver of the Worldwide Code of Business Conduct to one of our officers, we will disclose this waiver on our website.

Related Party Transaction Policy

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of director and officer questionnaires and a review of any payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Any business transactions or commercial relationships between us and any of our directors or shareholders, or any of their immediate family members, are reviewed by the Nominating, Governance and Corporate Citizenship Committee and must be approved by at least a majority of the disinterested members of our Board of Directors. Business transactions or commercial relationships between us and our named executive officers who are not directors, or any of their immediate family members, requires approval of our CEO with reporting to the Audit Committee.

Related Party Transactions

The following is a summary of transactions since November 26, 2018 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our then directors, executive officers or holders of more than 5% of Class A and Class B common stock on a combined basis at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with certain holders of our capital stock, including Mr. Friedman, Mr. Haas, Jr., Mr. Prime, Mimi L. Haas, Margaret E. Haas, Robert D. Haas, the Peter E. Haas Jr. Family Fund, Daniel S. Haas and Jennifer C. Haas. Pursuant to the registration rights agreement, holders of more than 90% of our Class B common stock have certain contractual rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of Class A common stock issuable upon conversion of their Class B common stock (“registrable securities”).

•

Piggyback Registration Rights. If we register any of our securities for public sale, the holders of any then-outstanding registrable securities will be entitled to notice of, and will have the right to include their registrable securities in, such registration. These piggyback registration rights will be subject to specified conditions and limitations, including the right of the underwriters of any underwritten offering to limit the number of registrable securities to be included in such offering (but in no case below 50% of the total number of securities included in such offering).

•

Registration on Form S-3. If we are eligible to file a registration statement on Form S-3, the holders of any then-outstanding registrable securities will have the right to demand that we file registration statements on Form S-3. This right to have registrable securities registered on Form S-3 will be subject to specified conditions and limitations.

•

Expenses of Registration. Subject to specified conditions and limitations, we will pay all expenses relating to any registration made pursuant to the registration rights agreement, other than underwriting discounts and commissions.

•

Termination of Registration Rights. The registration rights of any particular holder of registrable securities will not be available when such holder is able to sell all of his, her or its registrable securities during a 90-day period pursuant to Rule 144 or other similar exemption from registration under the Securities Act.

Payment of Certain Initial Public Offering Expenses

We paid certain expenses in connection with our initial public offering on behalf of the selling shareholders, including all underwriting discounts and commissions applicable to the sale of shares by the selling shareholders.

Director and Executive Officer Stock Sales

We have repurchased shares of our common stock for cash from directors and executive officers pursuant to contractual put and call arrangements, which arrangements terminated pursuant to their terms upon the completion of our initial public offering. The price per share was equal to the then-current fair market value, determined in accordance with our 2016 Equity Incentive Plan (“2016 EIP”). The stock repurchases that have occurred since November 26, 2018 are as follows:

Name	Date of Repurchase	Number of Shares	Price per Share
Seth M. Ellison	2/8/2019	120,000	14.88
David Love	2/11/2019	87,630	14.88

Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, as well as our certificate of incorporation and bylaws, require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other Relationships

Mr. Bergh, our President and CEO and Mr. Rosen, our Executive Vice President and President of Levi Strauss Americas, are members of the Board of Directors of the Levi Strauss Foundation, which is not one of our consolidated entities. Seth R. Jaffe, our Executive Vice President and General Counsel, is Vice President of the Levi Strauss Foundation. We donated $9.7 million to the Levi Strauss Foundation in fiscal year 2019.

BOARD OF DIRECTORS

Nominees for Election as Class I Directors

The following is a brief biography of each nominee for Class I director and a discussion of his or her specific experience, qualifications, attributes or skills that led the Nominating, Governance and Corporate Citizenship Committee and our Board of Directors to recommend him or her as a nominee for Class I director.

NAME	AGE	PRINCIPAL OCCUPATION

Jill Beraud	59	Co-Founder and Chief Executive Officer, Sh’nnong Beverage Company

Spencer C. Fleischer	66	Managing Partner, FFL Partners, LLC

Christopher J. McCormick	64	Retired. Former President and Chief Executive Officer, L.L. Bean, Inc.

Stephen C. Neal	70	Chairman Emeritus, Cooley LLP

Jill Beraud, a director since 2013, is currently co-founder and CEO of Sh’nnong Beverage Company, creating next generation plant-based beverages. Previously, she served as Chief Executive Officer of Ippolita, a privately-held luxury jewelry company with distribution in high-end department stores, flagship and eCommerce, from October 2015 until September 2018. Prior to Ippolita, Ms. Beraud was Executive Vice President for Tiffany & Co., with responsibility for its Global Retail Operations and oversight of strategic store development and real estate from October 2014 until June 2015. Prior to Tiffany & Co., Ms. Beraud was with Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, where she was Chief Executive Officer from December 2011 to October 2014. Prior to that, Ms. Beraud served as President of Starbucks/Lipton Joint Ventures and Chief Marketing Officer of PepsiCo Americas Beverages from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at Limited Brands in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel and Limited Stores. Ms. Beraud is a director of Revance Therapeutics, Inc. and serves on the Board of Governors for The World of Children non-profit organization. Ms. Beraud was selected to join our Board of Directors due to her extensive marketing, social media and consumer branding experience, as well as her extensive managerial and operational knowledge in the apparel and other consumer goods industries.

Spencer C. Fleischer, a director since 2013, is Managing Partner of FFL Partners, LLC, a private equity firm. Before co-founding FFL Partners, LLC in 1997, Mr. Fleischer spent 19 years at Morgan Stanley & Company as an investment banker and senior leader. During his time there, he led business units in Asia, Europe and the United States. Mr. Fleischer currently serves as a director of The Clorox Company, Strategic Investment Group and Eyemart Express Holdings, LLC. He was a director of American West Bank until October 2015 when it was acquired by Banner Corporation, and was thereafter a director of Banner Corporation until December 2016. Mr. Fleischer was selected to join our Board of Directors due to his broad financial and international business perspective developed over many years in the private equity and investment banking industries.

Christopher J. McCormick, a director since April 2016, most recently served as President and Chief Executive Officer of L.L. Bean, Inc. from 2001 until 2016. Mr. McCormick joined L.L. Bean in 1983, previously serving in a number of senior and executive level positions in advertising and marketing. Prior to becoming President and Chief Executive Officer of L.L. Bean, he was Senior Vice President and Chief Marketing Officer from 2000 to 2001. Mr. McCormick is a director of Big Lots!, Inc. and a former director of Sun Life Financial, Inc. Mr. McCormick brings to our Board of Directors his deep channel knowledge and eCommerce and direct marketing experience.

Stephen C. Neal, a director since 2007, is the Chairperson of our Board of Directors, a position he has held since September 2011. He is also the Chairman Emeritus of the law firm Cooley LLP, where he was also Chief Executive Officer from 2001 until January 1, 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal is a director of NVIDIA Corporation. Mr. Neal brings to our Board of Directors deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Continuing Directors

The following is a brief biography of each director whose term will continue after the Annual Meeting.

NAME	AGE	PRINCIPAL OCCUPATION

Class II Directors:

David Friedman	66	Senior Principal, Emeritus Chief Executive Officer and Chair of the Board, Forell/Elsesser Engineers

Yael Garten(1)	41	Director, Data Science and Engineering, Apple

Jenny Ming	64	Retired; Former President and Chief Executive Officer, Charlotte Russe Inc.

Joshua E. Prime(2)	42	Partner, Idea Generation and Research, Indaba Capital Management, L.P.

Class III Directors:

Troy Alstead	56	President and Chief Executive Officer, Table 47 and Ocean5

Charles V. Bergh	62	President and Chief Executive Officer, Levi Strauss & Co.

Robert A. Eckert	65	Operating Partner, FFL Partners, LLC

Patricia Salas Pineda	68	Retired. Former Group Vice President, Hispanic Business Strategy, Toyota Motor North America, Inc.

(1)	Dr. Garten joined the Board on January 28, 2020.
(2)	Mr. Prime joined the Board on September 22, 2019.

Troy Alstead, a director since 2012, is the President and Chief Executive Officer of Table 47 and Ocean5, a restaurant and social concept. In February 2016, he retired from Starbucks Corporation after 24 years with the company, having most recently served as Chief Operating Officer. Mr. Alstead previously held the positions of Group President, Chief Financial Officer and Chief Administrative Officer of Starbucks. He joined Starbucks in 1992, and over the years served in a number of operational, general management and finance roles. Mr. Alstead spent a decade in Starbucks international business, including roles as Senior Leader of Starbucks International, President of Europe, Middle East and Africa headquartered in Amsterdam and Chief Operating Officer of Starbucks Greater China headquartered in Shanghai. Mr. Alstead currently serves as a director of Topgolf International, Inc. and Harley-Davidson, Inc. Mr. Alstead brings to our Board of Directors his broad financial and business perspective developed over many years in the global consumer goods industry.

Charles V. Bergh, a director since he joined the company in September 2011, is our President and Chief Executive Officer. Prior to joining us, Mr. Bergh held a progression of leadership roles during his 28-year career at Procter & Gamble. Mr. Bergh is also the non-executive Chairman of HP Inc. He previously served on the Board of Directors for VF Corporation, the Singapore Economic Development Board and was a member of the US-ASEAN Business Council, Singapore. Mr. Bergh’s position as our President and Chief Executive Officer and his past experience as a leader of large, global consumer brands make him well- suited to be a member of our Board of Directors.

Robert A. Eckert, a director since 2010, is Operating Partner of FFL Partners, LLC, a private equity firm, since September 2014. Mr. Eckert is also Chairman Emeritus of Mattel, Inc., a role he has held since January 2013. He was Mattel’s Chairman and Chief Executive Officer from May 2000 until December 2011, and he continued to serve as its Chairman until December 2012. He previously worked for Kraft Foods, Inc. for 23 years, and served as President and Chief Executive Officer from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, and from 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods. Mr. Eckert is currently a director of McDonald’s Corporation, Amgen, Inc., Eyemart Express Holdings, LLC, Enjoy Beer Holdings, LLC and Quinn Group Inc. Mr. Eckert was selected to join our Board of Directors due to his experience as a senior executive engaged with the dynamics of building global consumer brands through high performance expectations, integrity and decisiveness in driving businesses to successful results.

David A. Friedman, a director since July 2018, is a Senior Principal, Emeritus Chief Executive Officer and Chair of the Board, and past-President and Chief Executive Officer of Forell/ Elsesser Engineers, with over 40 years of professional practice in structural and earthquake engineering. Mr. Friedman is the President and an active member of the Board of Directors for the Earthquake Engineering Research Institute, which disseminates lessons learned from earthquakes around the world, and served on its post-earthquake reconnaissance teams in Kobe, Japan in 1995 and Wenchuan, China in 2008. Mr. Friedman is also involved in many institutional, academic, philanthropic and not-for-profit boards, including the San Francisco Foundation, the San Francisco Planning and Urban Research Association, the University of California, Berkeley Foundation, the Jewish Senior Living Group, Build Change, and Jewish Home and Senior Living Foundation. Mr. Friedman is a licensed structural engineer in California, Nevada and British Columbia. Mr. Friedman was selected to join our Board of Directors due to his broad professional experience, as well as his extensive background with our company arising from his familial connection to our founder.

Yael Garten, a director since January 2020, is Director of Siri Data Science and Engineering at Apple Inc., since August 2017. From October 2011 to August 2017, she worked at LinkedIn Corporation in a number of positions, including as Director of Data Science from October 2015 to August 2017. Before joining LinkedIn, Dr. Garten was a Research Scientist and Text Mining Lead at Stanford University School of Medicine. Dr. Garten was selected to join our Board of Directors for her expertise in data science, artificial intelligence and machine learning, and converting data into actionable product and business strategy. She has applied this expertise across products and services with massive global user bases.

Jenny Ming, a director since September 2014, was President and Chief Executive Officer of Charlotte Russe Inc., a fast-fashion specialty retailer of apparel and accessories catering to young women, a position she held from October 2009 to February 2019. In February 2019, Charlotte Russe Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. From March 1999 to October 2006, Ms. Ming served as President of Old Navy, a $7 billion brand in The Gap, Inc.’s portfolio, where she oversaw all aspects of Old Navy and its 900 retail clothing stores in the United States and Canada. Ms. Ming joined The Gap, Inc. in 1986, serving in various executive capacities at its San Francisco headquarters, and in 1994, she was a member of the executive team that launched Old Navy. Ms. Ming serves on the Boards of Directors of Paper Source and Poshmark. She is also on the Board of the Tower Foundation at San Jose State University advising the President. Ms. Ming was selected to join our Board of Directors due to her extensive operational and retail leadership experience in the apparel industry.

Patricia Salas Pineda, a director since 1991, retired in October 2016 as Group Vice President of Hispanic Business Strategy for Toyota Motor North America, Inc., an affiliate of one of the world’s largest automotive firms, a position she held since May 2013. Previously, Ms. Pineda served Toyota Motor North America as Group Vice President of National Philanthropy and the Toyota USA Foundation from 2004 to 2013. During this period, Ms. Pineda also served as General Counsel and Group Vice President of Administration from 2006 to 2008 and as Group Vice President of Corporate Communications and General Counsel from 2004 to 2006. Prior to that, Ms. Pineda was Vice President of Legal, Human Resources and Government Relations, and Corporate Secretary of New United Motor Manufacturing, Inc. with which she had been associated since 1984. She is currently Chairwoman Emeritus, a board member, and a member of the Latino Corporate Directors Association, a director of Frontier Airlines and Cedars-Sinai, and a trustee of Earthjustice. Ms. Pineda also served as a member of the advisory board of the Latinos and Society Program at The Aspen Institute from September 2013 to October 2018. Ms. Pineda was selected as a member of our Board of Directors to bring her expertise in government relations and regulatory oversight, corporate governance and human resources matters. Her long tenure on our Board of Directors also provides valuable historical perspective.

Joshua E. Prime, a director since September 2019, serves as Partner, Idea Generation and Research, at Indaba Capital Management, L.P., where he has served since its founding in 2010. From 2007 to 2009, Mr. Prime was a manager of retail strategy for the Americas Region of Levi Strauss & Co. From 1999 to 2005, Mr. Prime served as an analyst in merger arbitrage, special situations and credit at Farallon Capital Management, L.L.C. Mr. Prime was selected to join our Board of Directors due to his broad professional experience, including with our company, and his additional insight arising from his familial connection to our founder.

Non-Employee Director Compensation During Fiscal Year 2019

We provide compensation to our non-employee directors for the time and effort necessary to serve as a member of our Board of Directors. In addition, our non-employee directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of our Board of Directors or committees thereof.

Compensation for members of our Board of Directors is reviewed by the Nominating, Governance and Corporate Citizenship Committee and approved by our Board of Directors. The Nominating, Governance and Corporate Citizenship Committee consults regularly with its compensation consultant, Exequity, which informs it of market trends and conditions, comments on market data relative to the non-employee directors’ current compensation, and provides perspective on other companies’ non-employee director compensation practices. In fiscal year 2019, director compensation consisted of an annual retainer paid in cash and equity compensation in the form of RSUs. Chairpersons of the committees of our Board of Directors also received an additional cash retainer, as described below.

Annual Cash Retainer

In fiscal year 2019, each non-employee director received compensation consisting of an annual cash retainer fee of $100,000 and was eligible to participate in the provisions of our Deferred Compensation Plan that apply to directors. In fiscal year 2019, Mr. Neal and Mr. Fleischer participated in our Deferred Compensation Plan.

Equity Compensation

In fiscal year 2019, each non-employee director also received an annual equity award in the form of RSUs which are granted under our 2019 EIP. The annual equity award value in the form of RSUs granted under our 2019 EIP was $155,000. RSU recipients have target stock ownership guidelines of $300,000 of equity ownership within five years of participation in the program.

RSUs are units, representing beneficial ownership interests, corresponding in number and value to a specified number of underlying shares of stock. The RSUs vest in three equal installments after 13, 24 and 36 months following the grant date. If the director’s service terminates for reason other than cause after the first, but prior to full, vesting period, then any unvested portion of the award will fully vest as of the date of such termination. In addition, each director’s initial RSU grant includes a deferral delivery feature, under which the director will not receive the vested awards until six months following the cessation of service on our Board of Directors.

Under the terms of our 2016 EIP and 2019 EIP, recipients of RSUs receive additional grants as a dividend equivalent when our Board of Directors declares a dividend to all shareholders. Therefore, all directors who held RSUs as of February 8, 2019 and as of October 5, 2019 received additional RSUs as a dividend equivalent. Dividend equivalents are subject to all the terms and conditions of the underlying RSU Award Agreement to which they relate.

Compensation of Committee Chairpersons

In addition to the compensation described above, chairpersons of the committees of our Board of Directors receive an additional retainer fee in the amount of $20,000 for each of the Audit Committee and the Compensation Committee and $15,000 for each of the Finance Committee and the Nominating, Governance and Corporate Citizenship Committee.

Compensation of Board Chairperson

Mr. Neal is the Chairperson of our Board of Directors and, as such, is entitled to receive an additional annual retainer in the amount of $200,000, 50% of which is paid in cash and 50% of which is paid in the form of RSUs. The Chairperson of our Board of Directors may also receive the additional retainers earned by chairpersons of the committees of our Board of Directors, if applicable.

In determining the Chairperson’s compensation, our Board of Directors reviewed compensation data and market trends as advised by its compensation consultant, Exequity. The Board of Directors also took into account the Chairperson’s additional role and responsibilities in interacting with our controlling family shareholders over time, including in connection with our IPO and going forward.

The following table sets forth information regarding the compensation earned for service on our Board of Directors during fiscal year 2019 by our directors who were not also our named executive officers. Mr. Bergh, our President and CEO, did not receive any additional compensation for his service on our Board of Directors during fiscal year 2019. His compensation as a named executive officer is set forth under “Summary Compensation Table.” Mr. Haas Jr., whose compensation during fiscal year 2019 is set forth below, retired from our Board of Directors on September 21, 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total

Stephen C. Neal(3)	$215,000	$255,000	$29,490	$499,490

Troy Alstead	120,000	155,008	19,308	294,316

Jill Beraud	100,000	155,008	11,079	266,087

Robert A. Eckert(4)	120,000	155,008	41,687	316,695

Spencer Fleischer(5)	115,000	155,008	25,290	295,298

David A. Friedman	100,000	155,008	3,526	258,534

Peter E. Haas, Jr(6)	75,000	0	19,187	94,187

Christopher J. McCormick	100,000	155,008	9,543	264,551

Jenny Ming	100,000	155,008	24,577	279,585

Patricia Salas Pineda(7)	100,000	155,008	28,502	283,510

Joshua E. Prime(8)	25,000	116,255	0	141,255

(1)

These amounts reflect the aggregate grant date fair value of RSUs granted under the 2019 EIP in fiscal year 2019 computed in accordance with FASB ASC 718. See the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2019 for the relevant assumptions used to determine these awards. The following table shows as of November 24, 2019, the aggregate number of outstanding RSUs held by each person who was a director in fiscal year 2019, which number includes any RSUs that were vested but deferred and RSUs that were not vested as of such date:

Name	Aggregate Outstanding RSUs

Stephen C. Neal	92,500

Troy Alstead	62,006

Jill Beraud	33,709

Robert A. Eckert	113,181

Spencer Fleischer	83,351

David A. Friedman	15,834

Peter E. Haas, Jr.	18,602

Christopher J. McCormick	30,430

Jenny Ming	86,549

Patricia Salas Pineda	56,357

Joshua E. Prime	7,016

(2)	This column includes the aggregate grant date fair value of dividend equivalents provided to each director in fiscal year 2019 in the following amounts:

Name	Fair Value of Dividend Equivalent RSUs Granted

Stephen C. Neal	$29,490

Troy Alstead	19,308

Jill Beraud	11,079

Robert A. Eckert	34,187

Spencer Fleischer	25,290

David A. Friedman	3,526

Peter E. Haas, Jr.	11,687

Christopher J. McCormick	9,543

Jenny Ming	24,577

Patricia Salas Pineda	21,003

(3)	Mr. Neal is the Chairperson of our Board of Directors. Mr. Neal elected to defer 100% of his director’s fees under the Deferred Compensation Plan.
(4)	Mr. Eckert’s amount in the “All Other Compensation” column includes charitable matches of $7,500.
(5)	Mr. Fleischer elected to defer 100% of his director’s fees under the Deferred Compensation Plan.
(6)	Mr. Haas Jr. retired from the Board on September 21, 2019. Mr. Haas Jr.’s amount in the “All Other Compensation” column includes charitable matches of $7,500.
(7)	Ms. Pineda’s amount in the “All Other Compensation” column includes charitable matches of $7,500.
(8)	Mr. Prime joined the Board on September 22, 2019.

EXECUTIVE OFFICERS

The following is a brief biography of each of our executive officers except for Mr. Bergh, whose biography is set forth under “Continuing Board of Directors” above.

NAME	AGE	POSITION

Charles V. Bergh	62	President, Chief Executive Officer and Director

Seth M. Ellison	61	Executive Vice President and President, Europe

Seth R. Jaffe	62	Executive Vice President and General Counsel

David Love	57	Executive Vice President and President, Asia, Middle East and Africa

Elizabeth O’Neill	48	Executive Vice President and President, Product, Innovation and Supply Chain

Marc Rosen	51	Executive Vice President and President, Levi Strauss Americas

Harmit Singh	56	Executive Vice President and Chief Financial Officer

Seth M. Ellison currently serves as our Executive Vice President and President of our Europe region. Mr. Ellison joined us in September 2012 as Executive Vice President and President of the Global Dockers Brand before assuming his current role in July 2013. Prior to joining us, Mr. Ellison was Executive Vice President and Chief Commercial Officer at Alternative Apparel from February 2009 to July 2012. Before Alternative Apparel, Mr. Ellison was President of the Swimwear Group at Perry Ellis from 2005 to 2009, and held various leadership positions at NIKE, Inc. from 1996 to 2005, including Vice President and General Manager of Nike EMEA Apparel and President of Hurley.

Seth R. Jaffe currently serves as our Executive Vice President and General Counsel. Mr. Jaffe served as Senior Vice President and General Counsel beginning in September 2011 before being appointed Executive Vice President in January 2018. Prior to joining us, Mr. Jaffe served as Senior Vice President, General Counsel and Secretary of Williams-Sonoma, Inc. from January 2002 to August 2011. From 2000 to 2001, Mr. Jaffe served as Chief Administrative Officer and General Counsel of CareThere, Inc., a healthcare technology company. He also held various legal roles at Levi Strauss & Co. from 1984 to 1999 with increasing responsibilities in the United States and Europe during that time.

David Love currently serves as our Executive Vice President and President of our Asia, Middle East and Africa region, a position he has held since September 2016. Mr. Love assumed his current role after having served as Executive Vice President and Chief Supply Chain Officer since 2004. In 2015, Mr. Love also served as Chief Transformation Officer, leading our centrally-led cost- savings and global productivity initiative. Previously, Mr. Love was Vice President of our U.S. Supply Chain organization from 2001 to 2004 and Senior Director of Product Services for the U.S. Levi’s brand from 1999 to 2001. From 1981, when he joined us, to 2001, Mr. Love held various managerial positions.

Elizabeth O’Neill currently serves as our Executive Vice President and President of Product, Innovation and Supply Chain, a position she has held since 2018. Ms. O’Neill joined us in September 2013 as Senior Vice President, Product Development & Sourcing, overseeing sourcing strategy and production of over 150 million units annually, produced in 20 countries with over 150 suppliers and vendors worldwide. Prior to joining us, Ms. O’Neill was at Gap, Inc., in leadership roles in both Gap Brand and Old Navy, overseeing sourcing and production management for Gap’s global brands, from 2001 to 2013. Ms. O’Neill previously spent several years at The Disney Store in Los Angeles and Abercrombie and Fitch in Ohio, holding positions in both merchandising and product management.

Marc Rosen currently serves as our Executive Vice President and President of Levi Strauss Americas, a position he has held since February 2020. Prior to this, Mr. Rosen served as our Executive Vice President and President of Direct-to-Consumer from September 2018 to February 2020 and as our Executive Vice President and President of Global eCommerce from May 2014 to August 2018. Mr. Rosen brings more than 20 years of retail and eCommerce leadership to the role, most recently as Senior Vice President of Global eCommerce at Wal-Mart Stores, Inc., a role he held from January 2011 to April 2014. He was responsible for designing, building, operating and expanding Wal-Mart’s eCommerce platforms globally. From January 2006 to December 2010, Mr. Rosen was Senior Vice President of Information Systems, with responsibility for Wal-Mart’s global merchandising, supply chain and store systems. He also held senior leadership positions for Wal-Mart’s international business unit and Ernst & Young LLP. He currently serves on the Board of Directors of Inspire Brands, Inc. Mr. Rosen also serves on the Board of Directors of the Levi Strauss Foundation.

Harmit Singh currently serves as our Executive Vice President and Chief Financial Officer, a position he has held since January 2013. He is responsible for managing our finance, information technology, strategic sourcing and global business services functions globally. Previously, Mr. Singh was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from August 2008 to December 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of global leadership roles including Senior Vice President and Chief Financial Officer of Yum Restaurants International from 2005 to 2008. Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries. Mr. Singh served on the Board of Directors and was the Audit Committee chair of Avendra, LLC through August 2012. Mr. Singh served as a member of the Board of Directors and was the Audit Committee chair of Buffalo Wild Wings Inc., the owner, operator and franchisor of Buffalo Wild Wings restaurants, from October 2016 to February 2018 when the company was sold. Mr. Singh serves on the Board of Directors and the Audit Committee of OpenText Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our compensation program, the compensation decisions we made under our program, and the reasoning underlying those decisions. This discussion and analysis focuses on the compensation of our named executive officers, who in fiscal year 2019 were:

•	Charles V. Bergh, President and Chief Executive Officer (“CEO”)

•	Harmit Singh, Executive Vice President and Chief Financial Officer (“CFO”)

•	Roy Bagattini, our former Executive Vice President and President, Americas

•	Seth Ellison, Executive Vice President and President, Europe

•	David Love, Executive Vice President and President, Asia, Middle East and Africa

Our compensation policies and programs are designed to support the achievement of our strategic business plans by motivating, retaining and attracting exceptional talent. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe that our compensation policies and programs for leaders and employees are appropriately balanced, reinforcing short-term and long-term results, and as such would not drive behavior that would have a material adverse effect on the Company.

The Compensation Committee of our Board of Directors (the “Compensation Committee”) is responsible for overseeing our executive compensation practices. Each year, the Compensation Committee conducts a review of our compensation and benefits programs to assess whether the programs are aligned with our business strategies, the competitive practices of our peer companies and our shareholders’ interests.

Governance Best Practices

	Practices We Engage In		Practices We Do Not Engage In

✓	Align pay with shareholder interests	×	Hedging shares

✓	Performance goals align with long-term value	×	Pledging shares

✓	Stock ownership guidelines	×	Repricing stock options

✓	Clawback policy	×	Granting discount stock options

✓	Independent compensation consultant	×	Excessive benefits

✓	Annual review of compensation program and practices	×	Dividends or dividend equivalents on unearned performance shares/units

✓	Use of peer groups	×	Golden parachute tax gross-ups

✓	No excessive risk

✓	Annual say on pay vote

2019 Say on Pay Results—Overwhelming Support

We held a shareholder advisory vote on executive compensation in 2019, commonly referred to as a “say-on-pay vote,” which resulted in overwhelming approval by over 99% of our shareholders that voted on the advisory proposal. We take the views of our shareholders seriously, and view this vote result as an indication that the principles of our executive compensation program are strongly supported by our shareholders. In addition, in 2019 our shareholders indicated their approval of the Board of Directors’ recommendation that we solicit a say-on-pay vote on an annual basis. Our Board of Directors has adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this annual meeting. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2025.

Compensation Philosophy and Objectives

Our executive compensation philosophy, which applies to all members of our executive leadership team, focuses on the following key goals:

•	Motivate, retain, and attract high performing talent in an extremely competitive marketplace

○

Our ability to achieve our strategic business plans and compete effectively in the marketplace is based on our ability to motivate, retain, and attract exceptional leadership talent in a highly competitive talent market.

•	Deliver competitive compensation for achievement of annual and long-term results

○

We provide competitive total compensation opportunities that are intended to motivate, retain, and attract a highly capable and results-driven executive team, with the majority of compensation based on the achievements of long-term performance results.

•	Align the interests of our executives with those of our shareholders

○

Our programs offer compensation incentives that are intended to motivate executives to enhance total shareholder return. These programs align certain elements of compensation with the achievement of corporate growth objectives (including defined financial targets and increases in shareholder value) as well as individual performance.

Policies and Practices for Establishing Compensation Packages

Elements of Compensation

The Compensation Committee establishes the elements of compensation for our executives after an extensive review of market data on the executives from the peer group described below. The Compensation Committee reviews each element of compensation independently and in the aggregate to determine the right mix of elements, and associated amounts, for each executive that it believes best helps us further our goals of motivating and retaining our executives, achieving our strategic business plans, and enhancing total shareholder return.

A consistent approach is used across the executive leadership team when establishing each compensation element. However, the Compensation Committee (and the Board with respect to the

CEO) maintains flexibility to exercise its independent judgment in how it applies the standard approach to each executive, taking into account unique considerations existing at an executive’s time of hire, promotion or annual performance review, and the current and future estimated value of previously granted long-term incentive awards, both performance and time-vested.

Competitive Peer Group

In determining the design and the amount of each element of compensation, the Compensation Committee, with the assistance of its compensation consultant (discussed further at “Role of the Compensation Consultant in compensation decisions”), conducts a thorough annual review of competitive market information. The Compensation Committee reviews data from major published surveys and proxy information of peer companies in the consumer products, apparel and retail industry segments. The peer group is comprised of companies with median revenue and other industry related characteristics (such as apparel, retail and select consumer products companies with premium branded products) that are comparable to us and that we compete with for executive talent. The peer group used in establishing our executives’ 2019 compensation packages is presented below.

Company Name

Abercrombie & Fitch Co.*	J. C. Penney Company, Inc.

American Eagle Outfitters, Inc.*	L Brands, Inc.*

Ascena Retail Group, Inc.*	Lululemon Athletica, Inc.*

Burberry Group Plc	Mattel, Inc.

Carter’s, Inc.*	NIKE, Inc.*

The Clorox Company	Nordstrom, Inc.

Columbia Sportswear Company*	PVH Corp.*

Dillard’s, Inc.	Ralph Lauren Corporation*

Foot Locker, Inc.	Tapestry, Inc. (formerly Coach, Inc.)*

G-III Apparel Group, Inc.*	Under Armour, Inc.*

The Gap, Inc.*	VF Corporation*

Guess? Inc.*	Williams-Sonoma, Inc.

Hanesbrands Inc.*	Wolverine World Wide, Inc.*

In addition to the companies noted with an asterisk (*) in the table above, the following companies are part of an expanded peer group for purposes of measuring total shareholder return for the performance-based restricted stock units granted in 2019 that are further described below under “Performance-based Restricted Stock Units.” The Compensation Committee determined that these companies are most appropriate for determining relative total shareholder return because they represent an array of competitors with global operations.

Company Name

Adidas AG	Hennes & Mauritz

Aeropostale, Inc.	Hugo Boss AG

The Buckle, Inc.	Inditex

Capri Holdings (formerly Michael Kors)	Oxford Industries Inc.

Esprit Holdings Limited	Pac Sun

Company Name

Express Inc.	Quiksilver Inc.

Fast Retailing	RTW Retailwinds

Fossil Group Inc.	Urban Outfitters Inc.

Establishing Compensation for Executives Other Than the CEO

While the Compensation Committee uses peer group market data percentiles as reference points in setting executive compensation, the Compensation Committee does not target specific benchmark percentiles for any element of compensation or total direct compensation for the executive officers. Instead, the Compensation Committee uses a number of factors in determining compensation for our executives in a manner that it believes best helps us further our goals of motivating and retaining our executives, achieving our strategic business plans, and enhancing total shareholder return. The factors considered in establishing compensation for our executives include, among others, our performance, the individual’s performance in the prior year, the scope of each individual’s responsibilities, internal and external pay equity, the guidelines used for setting annual cash, long-term and total compensation for the executives, succession planning strategies, and data regarding pay practices and trends.

The CEO conducts an annual performance review of each executive and makes recommendations to the Compensation Committee about the structure of the executive compensation program and individual arrangements. The Compensation Committee carefully considers the CEO’s recommendations and also consults with its compensation consultant, Exequity, an independent board advisory firm, which informs the Compensation Committee of market trends and conditions, comments on market data relative to each executive’s current compensation, and provides perspective on other company executive compensation practices.

Establishing the CEO Compensation Package

Annually, the Board’s Nominating, Governance and Corporate Citizenship Committee assesses the CEO’s performance and submits its performance assessment to the Compensation Committee. The Compensation Committee then reviews the performance assessment and peer group compensation data. The Compensation Committee also consults with its compensation consultant, Exequity, which informs the Compensation Committee of market trends and conditions, comments on market data relative to the CEO’s current compensation and provides perspective on other companies’ CEO compensation practices. Based on all of these inputs, the Company’s performance, and the guidelines used for setting annual cash, long-term and total compensation for the other executives, the Compensation Committee prepares a recommendation to the full Board on all aspects of the CEO’s compensation. The full Board then considers the Compensation Committee’s recommendation and approves the final compensation package for the CEO. The CEO is not present during discussions regarding his compensation package, and does not vote on matters relating to his compensation package.

Role of the Compensation Consultant in Compensation Decisions

The Compensation Committee has engaged Exequity to provide the Compensation Committee with periodic advice on the compensation program structure and individual compensation arrangements for all executives. The consultant was selected by the Compensation Committee in its sole discretion and does not provide any other services to the Company. The consultant attends meetings of the Compensation Committee from time to time, presents an annual briefing on general and retail-industry compensation trends and developments, and is available to the Compensation Committee outside of meetings as necessary. The consultant reports directly to the Compensation Committee, although the consultant meets with management from time to time to obtain information necessary to advise the Compensation Committee.

In addition, the Compensation Committee annually reviews its relationship with its independent compensation consultant and evaluates its independence in accordance with applicable stock exchange rules. The Compensation Committee has determined that Exequity is independent within the meaning of such rules and that its engagement does not present any conflict of interest.

Elements of Compensation

The primary elements of compensation for our executives including our named executive officers are:

•	Base Salary;

•	Awards under our Annual Incentive Plan (“AIP”); and

•	Long-Term Incentive (“LTI”) Awards.

Base Salary

In its review of the base salary for each executive, the Compensation Committee primarily focuses on market data for individuals in similar roles with comparable experience to ensure that the fixed component of compensation is competitive in the marketplace, but the Compensation Committee does not benchmark to a specific percentile within that data. The Compensation Committee also takes into account the relative compensation within the executive group when setting base salaries. For fiscal year 2019, the Compensation Committee approved for the executive team, excluding Mr. Bergh, an increase of approximately the average percentage salary increase budgeted for all U.S. employees Mr. Bergh did not receive an increase in base salary as his amount remained competitive relative to the peer group.

The table below summarizes base salaries during fiscal years 2019 and 2018 for our named executive officers.

Name	Base Salary as of November 24, 2019	Base Salary as of November 25, 2018

Charles V. Bergh	$1,435,000	$1,435,000

Harmit Singh	850,000	800,000

Roy Bagattini	832,000	800,000

Seth Ellison	800,000	768,000

David Love	742,000	720,000

Annual Incentive Plan

Our AIP provides our executives and other eligible employees an opportunity to share in any success that they help create by aligning annual incentive compensation with annual performance. The AIP encourages the achievement of our internal annual business goals and rewards attainment of those goals based on Company, operating segment and individual performance as measured against those annual objectives. The alignment of the AIP with our internal annual business goals is intended to motivate all participants to achieve and exceed our annual performance objectives. Actual AIP bonus payments were based on the following two components:

Financial Performance

In the case of Messrs. Bergh and Singh, 75% of their total AIP opportunity was based on the financial performance of the Company as a whole. For Messrs. Bagattini, Ellison and Love, a combination of Company (weighted 25%) and their respective operating segment performance (weighted 50%) was used to determine their AIP opportunity. Company performance was based 50% on Adjusted EBIT (as defined below), excluding charitable contribution expense, 15% on inventory turns and 35% on net revenues. Operating segment financial performance was based 50% on segment operating income, as determined under generally accepted accounting principles (“GAAP”), 15% on inventory turns and 35% on net revenues. Performance measures are described in more detail below under “Elements of Compensation—Annual Incentive Plan—Performance measures.”

Individual Performance

25% of each executive’s total opportunity was based on individual objectives, to recognize achievement of other organizational goals.

Financial performance above minimum thresholds is required before any bonus payout is made to executives.

The table below describes the target AIP participation rate and potential AIP payout range for each named executive officer. Mr. Bergh’s AIP target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role on Company performance relative to the other executives.

Name	2019 Target AIP Participation Rate as a Percentage of Base Salary	Potential AIP Payout Range as a Percentage of Base Salary

Charles V. Bergh	160%	0-320%

Harmit Singh	100%	0-200%

Roy Bagattini	80%	0-160%

Seth Ellison	80%	0-160%

David Love	80%	0-160%

Financial Performance Measures

Our priorities for 2019 were to drive business growth and create shareholder value. Our 2019 AIP funding goals were aligned with these key priorities through the use of three performance measures:

•

Adjusted EBIT, excluding charitable contribution expense. For purposes of our performance measures, Adjusted EBIT, a non- GAAP financial measure, is determined by excluding from operating income, as determined under GAAP, the following: restructuring expense, net curtailment gains and losses from our postretirement medical plan in the United States and pension plans worldwide, and certain management-defined unusual or non-recurring items;

•	Net Revenues, a GAAP financial measure defined as gross product sales minus returns, discounts and allowances, plus licensing revenue;

•	Inventory Turns, an operating measure defined as the average inventory balance for the year divided by the average cost of goods sold per day.

We used these measures because we believe they are key drivers in increasing shareholder value and because every AIP participant can impact them in some way. Adjusted EBIT, excluding charitable contribution expense, is used as an indicator of our earnings performance, Net Revenues are used as an indicator of our growth. Inventory Turns measures how quickly we can convert inventory to sales on a timely basis. These measures may change from time to time based on business priorities. The Compensation Committee approves the minimum, target and maximum goals for each measure each year. The reward for meeting the AIP goals is set by the Compensation Committee. If target goal levels are not met but financial performance reaches minimum thresholds, participants may receive partial payouts to recognize their efforts that contributed to Company and/or business unit performance.

The table below shows the 2019 total company performance goals at target for each of our three performance measures and the actual 2019 payout percentage. Adjusted EBIT, excluding charitable contribution expense, Net Revenues and Inventory Turns goals for each operating segment were set using the same methodology as the Company goals.

	Adjusted EBIT Goal	Inventory Turns	Net Revenues Goal	Actual Percentage Achieved After Adjustments*
	(Dollars in millions)

Total Company	$593	3.16	$5,906	112%

*

The actual percentage achieved results are weighted 50% for Adjusted EBIT, excluding charitable contribution expense, 15% for Inventory Turns and 35% for Net Revenues, respectively. Actual results also exclude the impact of foreign currency exchange rate fluctuations on our business results. See “Actual AIP awards” below for details of the calculation.

At the close of the fiscal year, the Compensation Committee reviews and approves the final AIP payout results based on the level of attainment of the designated financial measures at the business unit and total Company levels. The Compensation Committee’s review includes an analysis of the fundamentals of the underlying business performance and adjustments for items that are not indicative of ongoing results. Such adjustments may include external factors or internal business decisions that may have impacted financial results during the year. For example, Adjusted EBIT, excluding charitable contribution expense, operating segment operating income and Net Revenues are expressed in constant currencies (i.e., excluding the effects of foreign currency), since we believe that period-to-period changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals indicate.

Individual Performance Measures

Executives were also eligible to receive bonuses based on individual performance. For executives other than the CEO, individual performance and resulting individual performance payout percentage are based on the CEO’s assessment of the executive’s performance against his or her annual objectives and performance relative to his or her internal peers. The CEO’s individual performance is based on the Compensation Committee’s assessment of Mr. Bergh’s performance against his annual objectives, including the Nominating, Governance and Corporate Citizenship Committee’s assessment of the CEO’s performance against annual objectives, and the Compensation Committee’s assessment of his leadership in 2019. Based on all of these inputs, the Compensation Committee prepares a recommendation to the full Board on the CEO’s individual performance. The full Board then considers the Compensation Committee’s recommendation and approves the final individual performance payout percentage for the CEO. These objectives are not stated in quantitative terms, and a particular weighting is not assigned to any one of these individual goals. The objectives are not established in terms of how difficult or easy they are to attain; rather, they are used in assessing the overall quality of the individual’s achievement of each objective. For fiscal year 2019, these objectives focused on four key strategies: (1) drive the profitable core; (2) expand for more; (3) strengthen position as a leading omni-channel retailer; and (4) enhance operational excellence.

For more information on these strategies, see the section of our Annual Report on form 10-K, filed with the SEC on January 30, 2020, under the heading “Item 1—Business—Overview—Our Business Strategies.”

Actual AIP awards

For fiscal year 2019, the Company’s financial performance applicable to each named executive officer’s AIP payouts exceeded expectations, and AIP payouts reflect the assessment of individual performance outcomes. The individual performance percentage assigned to each named executive officer below represents the assessment of the CEO, except for Mr. Bergh who is assessed by the Board, of performance against the objectives described above under “Individual performance measures.” The table below shows the inputs used for the calculation of the actual bonus for fiscal year 2019 for each eligible named executive officer.

Name	Base Salary	AIP Target	Actual Percentage Achieved: Total Company	Actual Percentage Achieved: Business Unit	Actual Percentage Achieved: Individual Performance	Actual Bonus(1)
Charles V. Bergh	$1,435,000	160%	112%	N/A	175%	$2,933,140
Harmit Singh	$850,000	100%	112%	N/A	150%	$1,032,750
Roy Bagattini	$832,000	80%	112%	65%	90%	$552,448
Seth Ellison	$800,000	80%	112%	200%	150%	$1,059,200
David Love	$742,000	80%	112%	82%	95%	$550,564

(1)

Except for Messrs. Bergh and Singh for whom Total Company performance is weighted 75%, Total Company performance is weighted 25% and Business Unit performance is weighted 50%. For all executives, Individual Performance is weighted 25%.

Long-Term Incentives

The Compensation Committee believes a large part of an executive’s compensation should be linked to long-term shareholder value creation as an incentive for sustained, profitable growth. Therefore, our long-term incentive awards for our executives are in the form of equity awards, both performance and time-vested, and provide reward opportunities competitive with those offered by companies in the peer group for similar jobs. Consistent with the other elements of compensation, the Compensation Committee does not target specific benchmark percentiles for long-term incentive awards for our executives and uses a number of factors in establishing the long-term incentive award levels for each individual, including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, market data, shareholder dilution and accounting expense. Should we deliver against our long-term goals, the long-term equity incentive awards become a significant portion of the total compensation of each executive. For more information on the 2019 long-term equity grants, see the 2019 Grants of Plan-Based Awards table. Until the time of our initial public offering of Class A common stock in March 2019 (the “IPO”), stock-based awards were granted under our 2016 Equity Incentive Plan (“2016 EIP”). From and after the IPO, stock-based awards have been made under our 2019 Equity Incentive Plan (the “2019 EIP”). Both the 2016 EIP and the 2019 EIP enable the Compensation Committee to select from a variety of stock awards, including stock options, restricted stock, restricted stock units (“RSUs”), and stock appreciation rights (“SARs”).

The LTI mix for executives in 2019 was 25% SARs, 25% RSUs, and 50% performance-based RSUs (“PRSUs”). The Compensation Committee chose this mix of equity-based awards to align the interests of executives to our shareholders.

Stock Appreciation Rights

SARs are typically granted annually (or, in the case of new executives, at the Compensation Committee meeting generally held following the date they join the Company or first become an executive) with a four-year vesting period and a ten-year term. (See the table entitled “Outstanding Equity Awards at 2019 Fiscal Year-End” for details concerning the SARs vesting schedule, including any individual variations from the typical four-year vesting period). In 2019, the company changed the term from seven to ten years. SARs provide value to the executive only if the price of our stock increases. During fiscal year 2019, SARs accounted for 25% of each executive’s total 2019 annual LTI grant value.

Restricted Stock Units

RSUs are typically granted annually (or, in the case of new executives, at the Compensation Committee meeting generally held following the date they join the Company or first become an executive) with a four-year vesting period. (See the table entitled “Outstanding Equity Awards at 2019 Fiscal Year-End” for details concerning the RSUs’ vesting schedule). During fiscal year 2019, RSUs accounted for 25% of each executive’s total 2019 annual LTI grant value.

Performance-based RSUs

PRSUs are typically granted annually (or, in the case of new executives, at the Compensation Committee meeting generally held following the date they join the Company or first become an executive) with a three-year vesting period. (See the table entitled “Outstanding Equity Awards at 2019 Fiscal Year-End” for details concerning the PRSUs’ vesting schedule). PRSUs continue to drive greater accountability for the achievement of the strategic plan of the Company and create long-term value for shareholders. During fiscal year 2019, performance-based RSUs accounted for 50% of each executive’s total 2019 annual grant value. The key features of the 2019 performance-based RSUs are described below:

•

PRSUs give the executive the right (subject to Compensation Committee discretion to reduce but not increase awards beyond the maximum opportunity) to vest in a number of RSUs based on achievement against performance goals over a three-year performance period. Actual shares that will vest, if any, will vary based on achievement of the performance goals at the end of the three years. The three-year performance period was designed to discourage short-term risk taking and reinforce the link between the interests of our shareholders and our executives over the long-term.

•

50% of the number of actual PRSUs that vest at the end of three years is based on the following two internal performance metrics over the three-year performance period covering fiscal year 2019 through fiscal year 2021: 1) the Company’s average margin of net earnings (adjusted for certain items such as interest and taxes), and 2) the target compound annual growth rate (“CAGR”) in the Company’s net revenues. The potential payout range as a percentage of this portion of the target award is 0% to 200%.

•

The remaining 50% of the number of actual PRSUs that vest at the end of three years is based on the Company’s total shareholder return (“TSR”) over the three-year performance period covering fiscal year 2019 through fiscal year 2021 relative to the expanded peer group approved by the Compensation Committee in January 2019 as listed above under

“Competitive peer group”. Using interpolation, TSR performance in the top, middle and bottom third of the peer group yields a payout of 125% to 200%, 50% to 125%, and 0%, respectively.

•	If earned at target, 100% of the PRSUs vest at the end of the three-year performance period.

The Board has the discretion under the EIP to make adjustments in the method of calculating the attainment of performance goals for a performance period.

2017 Performance-based RSUs—Achievement of Performance Objectives

As described in our Annual Report on Form 10-K for fiscal year 2017, we granted performance-based RSUs during fiscal year 2017 which were based on the same performance metrics described above for the 2019 PRSUs except that the performance period covered fiscal year 2017 through fiscal year 2019. The potential vesting range as a percentage of the target award was 0% to 200%.

The table below summarizes the goals at target for each of the two internal performance measures and our actual adjusted achievement.

	Average Margin of Net Earnings Goal	CAGR of Net Revenues Goal	Actual Percentage Achieved After Adjustment

Total Company	10.65%	3.52%	76.1%

The actual percentage achieved was 193.2% for the 50% based on relative TSR, combined with the two performance measures, resulted in a weighted attainment of 134.7%. Based on internal performance and TSR achievement levels, the fiscal year 2017 performance-based RSUs (for which the three-year performance cycle has been completed) vested as follows:

Name	Target Performance- based RSUs	Actual Percentage Achieved After Adjustment	Vested Performance- based RSUs

Charles V. Bergh	471,010	134.7%	634,450

Harmit Singh	101,440	134.7%	136,639

Roy Bagattini	68,840	134.7%	92,727

Seth Ellison	68,840	134.7%	92,727

David Love	68,840	134.7%	92,727

Long-Term Incentive Grant Practices

The Company does not have any program, plan, or practice to time equity grants to take advantage of the release of material information. During 2019, equity awards were granted in January to executive officers at one of our regularly scheduled Compensation Committee meetings.

Other Pay Practices

Insider Trading Policy

Directors and executive officers must comply with our Insider Trading Policy and may not engage in any transaction in LS&Co.’s securities without first obtaining pre-clearance of the transaction from LS&Co.’s General Counsel or Chief Compliance Officer. No director, executive officer or other employee is permitted to (i) engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to LS&Co.’s stock, (ii) transact through mechanisms that hedge against LS&Co.’s securities or (iii) hold LS&Co.’s securities in a margin account or otherwise pledging LS&Co.’s securities as collateral for a loan. These provisions are part of LS&Co.’s overall program to prevent any of our directors, officers or employees from trading on material non-public information.

Clawback Policy

Effective November 2019, the Compensation Committee adopted a clawback policy in order to further align the interests of employees with the interests of our shareholders and strengthen the link between total compensation and the Company’s performance. The clawback policy provides that in the event the Company is required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of the policy due to material noncompliance with any financial reporting requirement, the Company may in its sole discretion seek to recover and clawback from any current or former executive up to the full amount of affected compensation during the three fiscal years preceding the date on which the Company was required to prepare an accounting restatement.

Executive Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to align the interests of the company’s executives with the interests of the Company’s shareholders and to further promote the Company’s commitment to sound corporate governance. The guidelines provide the following:

Title	Ownership Guideline
Chief Executive Officer	6x annual base salary
Executive Vice President	3x annual base salary
Senior Vice President	2x annual base salary

Executive officers are expected to achieve the stock ownership levels under these guidelines within the later of the fifth anniversary of the Company’s initial public offering or the fifth anniversary of the individual’s hire or promotion to executive officer. Eligible Shares include: (i) shares owned outright or “beneficially owned” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (including, without limitation, shares held in trust for the benefit of such executive and/or members of his or her immediate family residing in the same household); (ii) vested shares under any deferred compensation plan or subject to any stock awards held by such executive; and (iii) unvested shares subject to any non-performance based restricted stock units held by such executive. If the executive officer is not in compliance within the stated timeframe, the officer will be prohibited from selling more than 50% of any shares acquired through the vesting, settlement, or exercise of stock awards, other than the minimal number of shares needed to pay applicable withholding taxes and/or exercise prices.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare insurance plans offered to all employees such as medical, dental, supplemental life, long-term disability and business travel insurance. In addition, although not a significant part of total compensation, the Company provides limited perquisites to executives. The primary perquisite provided to the executives is a flexible allowance to cover expenses such as auto-related expenses, financial and tax planning, legal assistance and excess medical costs. The Company also pays for an annual medical exam for its executives and other members of its executive leadership team. Like many of the companies in the peer group, the Company also offers a non-qualified supplement to the 401(k) plan, which is not subject to the Internal Revenue Service limitations, through a Deferred Compensation Plan for Executives and Outside Directors (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a U.S. non-qualified, unfunded tax deferred savings plan provided to senior level executives, including our named executive officers, and the outside directors.

Mr. Ellison, who is based in Belgium, and Mr. Love, who is based in Singapore, in connection with their roles as Executive Vice President & President of our Europe region and Executive Vice President & President of our Asia, Middle East and Africa region, respectively, are provided certain benefits under our global assignment program, including a housing allowance to cover the cost of rent and utilities.

The benefits and perquisites received by our named executive officers and their value are described in more detail in the footnotes to the Summary Compensation Table.

Tax and Accounting Considerations

Tax Deductibility

Section 162(m) of the Code, or Section 162(m), limits the amount that we may deduct for federal tax purposes with respect to compensation paid to “covered employees” to $1 million per covered employee per year. The U.S. Tax Cuts and Jobs Act, or the Tax Act, enacted in December 2017, made certain changes to Section 162(m). Under the prior law, compensation that qualified as “performance-based compensation” under Section 162(m) was not subject to this deduction limitation. Pursuant to the Tax Act, this exception for “performance-based compensation” was repealed with respect to taxable years beginning after December 31, 2017, except for certain transition relief for compensation provided pursuant to a written binding contract that was in effect on November 2, 2017.

As a result, compensation paid to our covered employees in excess of $1 million per year generally will not be deductible unless, among other requirements, it qualifies for the transition relief provided by the Tax Act. As a newly public company, we may benefit from a transition rule under Section 162(m), such that the deduction limit generally does not apply to compensation paid pursuant to plans and arrangements that were in effect at the time of our IPO, subject to certain exceptions. Because of uncertainties as to the application and interpretation of Section 162(m) and the proposed regulations recently issued thereunder, no assurance can be given that any compensation paid by us will be deductible. We will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements.

While we are mindful of the benefit of full tax deductibility of compensation, we also value the flexibility of compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, we may approve compensation that may not be fully deductible.

Accounting

Under ASC 718, the company is required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Severance and Change in Control Benefits

The terms of Mr. Bergh’s severance and change in control benefits were determined during the negotiation of his employment agreement in 2011 at the time he was hired. As part of this negotiation, the Compensation Committee determined that the benefits and structure of these benefits were within normal competitive practice, reasonable and appropriate for the circumstances, and necessary to attract Mr. Bergh to the Company. Enhanced termination benefits in the case of a change in control of the Company were included in his employment agreement for the same reasons and to help ensure retention of Mr. Bergh in the case of a potential or actual change in control.

On January 28, 2020, the Board adopted and approved a Senior Executive Severance Plan (the “New Severance Plan”), effective January 28, 2020, for eligible executives who are direct reports to, and including, our President and Chief Executive Officer. The New Severance Plan supersedes our prior Severance Plan for our Worldwide Leadership Team (”WLT Severance Plan”). Except as noted below, the New Severance Plan provides for the same benefits as the WLT Severance Plan, a summary of which is set forth in our in the section entitled “Potential Payments Upon Termination, Change In Control or Corporate Transaction—Severance Plan.” The New Severance Plan also provides that eligible employees who terminate employment without cause or for Good Reason are deemed to continue employment during the severance period for determining vesting with respect to performance-based long-term incentive awards, with such awards, if vested, being paid on a pro-rata basis measured from the beginning of the performance period through the employee’s actual date of separation. The New Severance Plan also provides that “Good Reason” as defined under the plan would include a material reduction in the eligible employee’s target annual bonus, except to the extent such reduction applied to all eligible employees.

Our severance arrangements are meant to provide a reasonable and competitive level of financial transitional support to executives who are terminated involuntarily without cause or voluntarily resign for good reason. Severance benefits are not payable upon a change in control if the executive is still employed by or offered a comparable position with the surviving entity.

While compensation decisions affect potential payouts under these severance arrangements, these arrangements generally did not affect such decisions as these severance provisions are conditional and may never come into effect.

More information about the severance benefits payable to our named executive officers under our severance arrangements is set forth in the section titled “Potential Payments Upon Termination, Change In Control or Corporate Transaction”.

Awards Granted under 2016 Equity Incentive Plan

In the event of a Corporate Transaction, as defined in our 2016 Equity Incentive Plan, in which the surviving corporation assumes or continues the outstanding long-term incentive program or substitutes similar awards for outstanding awards, such awards will continue to vest in accordance with their terms and any applicable employment agreement or severance plan. In the event of a Corporate Transaction in which the surviving corporation does not assume or continue the outstanding long-term incentive program or substitute similar awards for such outstanding awards, the vesting schedule of all awards held by executives that are still employed upon the Corporate Transaction will be accelerated in full as of a date prior to the effective date of the transaction as determined by the Board. This accelerated vesting structure in the event awards are not assumed or substituted by the surviving company is designed to encourage the executives to remain employed with the Company through the date of the Corporate Transaction and to ensure that the equity incentives awarded to the executives are not eliminated by the surviving company.

Awards Granted under 2019 Equity Incentive Plan

In the event of a Transaction, as defined in our 2019 Equity Incentive Plan, our Board will have the discretion to determine the treatment of equity awards.

Summary Compensation Table

The following table provides compensation information for our fiscal year 2019 named executive officers. The table also shows compensation information for fiscal years 2018 and 2017 for those current named executive officers who also were named executive officers during either of those years.

Name and Principal Position	Year	Salary	Bonus	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Charles V. Bergh,	2019	$1,435,000	$—	$1,806,241	$5,579,165	$2,933,140	$—	$428,265	$12,181,811
President and Chief Executive Officer	2018	1,426,346	—	1,681,246	5,040,066	3,656,380	—	391,045	12,195,083
	2017	1,382,769	—	1,624,985	4,993,851	2,741,080	—	340,653	11,083,338

Harmit Singh,	2019	$840,577	$—	$399,976	$1,235,542	$1,032,750	$—	$190,045	$3,698,890
Executive Vice President and Chief Financial Officer	2018	794,808	—	362,483	1,086,695	1,274,000	—	157,905	3,675,891
	2017	768,842	—	349,989	1,075,518	933,398	—	146,403	3,274,150
Roy Bagattini,(1)	2019	$825,969	$—	$349,979	$1,080,855	$552,448	$—	$239,062	$3,048,313
Executive Vice President and President, Americas	2018	794,808	—	274,993	824,329	950,400	—	1,128,027	3,972,557
	2017	768,842	—	237,498	729,876	684,878	—	1,269,116	3,690,210

Seth Ellison,	2019	$794,092	$—	$324,980	$1,003,663	$1,059,200	$—	$3,831,273	$7,013,208
Executive Vice President and President, Europe	2018	752,231	—	299,983	899,344	1,112,064	—	908,794	3,972,416
	2017	673,166	—	237,498	729,876	978,236	—	381,742	3,000,518
David Love,	2019	$737,854	$—	$274,983	$849,277	$550,564	$—	$606,380	$3,019,058
Executive Vice President and President, Asia, Middle East and Africa	2018	716,154	—	249,977	749,405	751,680	—	571,286	3,038,502
	2017	700,289	—	237,498	729,876	589,400	—	515,393	2,772,456

(1)	Effective February 16, 2020, Mr. Bagattini departed the Company.
(2)

These amounts reflect the aggregate grant date fair value for awards of SARs, including prior awards of performance-based SARs, granted to the recipient under our 2016 EIP, computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board, or FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the executives. For a description of the assumptions used to determine the compensation cost of our awards, see the notes to our audited consolidated financial statements.

(3)

These amounts reflect the aggregate grant date fair value for RSU and PRSU awards. This column also includes the grant date fair value of the target number of PRSUs that may be earned for the three-year performance period beginning with fiscal year 2017. If maximum performance conditions are achieved over the entire three-year period, the grant date fair values for PRSUs granted in fiscal year 2019 would be $5,564,665 for Mr. Bergh, $1,232,315 for Mr. Singh, $1,078,104 for Mr. Bagattini, $1,001,113 for Mr. Ellison and $847,131 for Mr. Love. For a description of the assumptions used to determine the compensation cost of our awards, see the notes to our audited consolidated financial statements.

(4)	The amounts in this column reflect the cash incentive amounts earned by the executives under our AIP.
(5)

No above-market or preferential interest rate options are available under our deferred compensation programs. See “—Executive Retirement Plans—Non-Qualified Deferred Compensation” for additional information on deferred compensation earnings.

(6)

The amounts shown in the All Other Compensation column for fiscal year 2019 are detailed in the table below (see “—Compensation Discussion and Analysis” for more details on the items in the table below):

Name	Executive Perquisites(a)	Relocation(b)	401(k) Plan Match(c)	Deferred Compensation Match(d)	Tax Payments(e)	Charitable Match(f)	Total
Charles V. Bergh	$40,229	$—	$20,833	$365,945	$1,258	$—	$428,265
Harmit Singh	26,452	—	20,833	142,760	—	—	190,045
Roy Bagattini	28,879	—	20,357	112,871	76,955	—	239,062
Seth Ellison	21,222	112,845	20,833	127,128	3,549,245	—	3,831,273
David Love	86,841	308,731	20,833	95,882	87,793	6,300	606,380

(a)

For Mr. Bergh, this amount reflects a payment for parking, a health club membership subsidy, an allowance intended to cover legal, financial and/or other incidental business related expenses, annual physicals, imputed income for insurance, and a car allowance. For Mr. Singh, this amount includes parking, a health club membership subsidy, imputed income for insurance, and an annual allowance intended to cover legal, financial and/or other incidental business related expenses. For Mr. Bagattini, this amount includes parking, a health club membership subsidy, event tickets, imputed income for insurance and an allowance intended to cover legal, financial and/or other incidental business related expenses. For Mr. Ellison, this amount includes imputed income for insurance and an annual allowance intended to cover legal, financial and/or other incidental business related expenses. For Mr. Love, this amount includes imputed income for insurance, an allowance intended to cover legal, financial and/or other incidental business related expenses, event tickets, parking, and a car allowance of $60,000.

(b)	For Mr. Ellison and Mr. Love, these amounts reflect payments in connection with their international assignment.
(c)	These amounts reflect company matching contributions under our 401(k) Plan.
(d)	These amounts reflect company matching contributions under our Deferred Compensation Plan.
(e)

For Mr. Bergh and Mr. Singh, these amounts reflect tax reimbursements in connection with annual physicals under our Executive Medical Exam benefit. For Mr. Bagattini, this amount reflects tax reimbursements to equalize his income to the same tax levels had he remained in Singapore. For Mr. Ellison this amount is primarily a result of additional tax payments to the United Kingdom arising from Mr. Ellison’s exercise of SARS and his UK tax residency status changing upon his assignment term exceeding 5 years. For Mr. Love, these amounts reflect tax reimbursements for the tax liability of allowances and benefits they received in connection with their international assignments.

(f)	These amounts reflect company matching under our Matching Gift Program, available to all employees.

2019 Grants of Plan-Based Awards

The following table provides information on all plan-based awards granted to each of our named executive officers during fiscal year 2019. The awards and the unvested portion of SARs identified below are also reported under “Outstanding Equity Awards at 2019 Fiscal Year-End.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($)	Grant Date Fair Value of Stock and Option Award(6) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles V. Bergh	N/A		$2,296,000	$4,592,000
	1/30/2019				—	242,850	485,700				$3,846,501
	1/30/2019								403,900	$14.88	1,806,241
	1/30/2019							121,420			1,732,663
Harmit Singh	N/A		850,000	1,700,000
	1/30/2019				—	53,780	107,560				851,821
	1/30/2019								89,440	14.88	399,976
	1/30/2019							26,890			383,720
Roy Bagattini	N/A		665,600	1,331,200
	1/30/2019				—	47,050	94,100				745,225
	1/30/2019								78,260	14.88	349,979
	1/30/2019							23,520			335,630
Seth Ellison	N/A		640,000	1,280,000
	1/30/2019				—	43,690	87,380				692,006
	1/30/2019								72,670	14.88	324,980
	1/30/2019							21,840			311,657
David Love	N/A		593,600	1,187,200
	1/30/2019				—	36,970	73,940				585,568
	1/30/2019								61,490	14.88	274,983
	1/30/2019							18,480			263,710

(1)

The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2019 performance period under the AIP, further described under “—Compensation Discussion and Analysis.” The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives of the AIP. Each executive received a bonus under the AIP, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

For each executive, the amounts shown in these columns reflect, in shares, the target and maximum amounts for PRSUs subject to a three-year performance period beginning in fiscal 2019 that is further described under “—Compensation Discussion and Analysis.” The potential awards are performance-based and, therefore, completely at risk.

(3)

Reflects service-based RSUs granted in 2019 under the 2016 EIP. Please see footnotes in the table entitled “Outstanding Equity Awards at 2019 Fiscal Year-End” for details concerning the RSUs’ vesting schedule.

(4)

Reflects service-based SARs granted in 2019 under the 2016 EIP. Please see footnotes in the table entitled “Outstanding Equity Awards at 2019 Fiscal Year-End” for details concerning the SARs’ vesting schedule.

(5)

The exercise price is based on the fair market value of our common stock as of the grant date established by our Board of Directors based on factors including the most recent valuation conducted by a third-party valuation firm.

(6)

The value of a RSU, PRSU or SAR award is based on the fair value as of the grant date of such award determined in accordance with FASB ASC 718. Please refer to the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2019 for the relevant assumptions used to determine the valuation of our awards. The grant date fair value of the Equity Incentive Plan Awards is based on the fair market value of our common stock as of the grant date established by our Board of Directors based on factors including the most recent valuation conducted by a third-party valuation firm less future expected dividends during the vesting period, multiplied by the target number of shares that may be earned.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table shows all outstanding equity awards held by each of our named executive officers as of November 24, 2019. The vesting schedule for each grant is shown following this table.

	SAR Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs(2)	SAR Exercise Price	SAR Expiration Date
Charles V. Bergh	965,780	—		—	$6.45	2/5/2021
	1,931,540	—		—	6.45	2/5/2021
	1,396,220	—		—	7.43	2/4/2022
	1,886,790	—		—	7.43	2/4/2022
	2,057,430	—		—	6.10	2/9/2023
	2,314,620	154,310	(a)	—	6.10	2/9/2023
	503,720	503,710	(c)	—	6.90	2/1/2024
	160,790	482,380	(d)	—	9,60	1/30/2025
	—	403,900	(e)	—	14.88	1/29/2029
Harmit Singh	246,210	—		—	3.78	2/5/2020
	220,270	—		—	6.45	2/5/2021
	440,520	—		—	6.45	2/5/2021
	337,020	—		—	7.43	2/4/2022
	455,430	—		—	7.43	2/4/2022
	443,810	—		—	6.10	2/9/2023
	499,290	33,290	(a)	—	6.10	2/9/2023
	108,490	108,490	(c)	—	6.90	2/1/2024
	34,670	104,000	(d)	—	9.60	1/30/2025
	—	89,440	(e)	—	14.88	1/29/2029
Roy Bagattini	23,720	—		—	7.43	2/4/2022
	229,830	—		—	6.10	2/9/2023
	544,820	—		—	6.85	7/13/2023
	80,440	17,240	(a)	—	6.10	2/9/2023
	190,690	108,970	(b)	—	6.85	7/13/2023
	36,810	73,620	(c)	—	6.90	2/1/2024
	26,300	78,900	(d)	—	9.60	1/30/2025
	—	78,260	(e)	—	14.88	1/29/2029

	SAR Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs(2)	SAR Exercise Price	SAR Expiration Date
Seth Ellison	8,210	—	(a)	—	7.43	2/4/2022
	229,830	—		—	6.10	2/9/2023
	91,940	17,240	(a)	—	6.10	2/9/2023
	36,810	73,620	(c)	—	6.90	2/1/2024
	28,690	86,070	(d)	—	9.60	1/30/2025
	—	72,670	(e)	—	14.88	1/29/2029
David Love	138,420	—		—	7.43	2/4/2022
	187,050	—		—	7.43	2/4/2022
	206,050	—		—	6.10	2/9/2023
	231,810	15,460	(a)	—	6.10	2/9/2023
	73,620	73,620	(c)	—	6.90	2/1/2024
	23,910	71,720	(d)	—	9.60	1/30/2025
	—	61,490	(e)	—	14.88	1/29/2029

(1)

The following sets forth the vesting schedule for unvested outstanding SAR awards and generally depends upon continued employment through the applicable vesting date. Other circumstances under which such awards will vest are described in the section entitled “—Potential Payments Upon Termination, Change In Control or Corporate Transaction.”:

(a) SARs vested 25% on February 9, 2017 and then monthly over the remaining 36 months.

(b) SARs vested 25% on July 13, 2018 and then monthly over the remaining 36 months.

(c) SARs vested 25% on February 1, 2018 and then annually over the remaining three years.

(d) SARs vested 25% on January 30, 2019 and then annually over the remaining three years.

(e) SARs vested 25% on January 29, 2020 and then annually over the remaining three years.

(2)

The SAR exercise prices reflect the fair market value of our common stock as of the grant date as established by our Board of Directors based on factors including the most recent valuation conducted by a third-party valuation firm.

		Stock Awards
Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(4)
Charles V. Bergh	2019	121,420	(a)	$2,062,926
	2018	131,350	(b)	2,231,637
	2017	225,010	(c)	3,822,920
	2019				242,850	(a)	$4,126,022
	2018				350,260	(b)	5,950,917
	2017				471,010	(c)	8,002,460
Harmit Singh	2019	26,890	(a)	456,861
	2018	28,320	(b)	481,157
	2017	50,720	(c)	861,733
	2019				53,780	(a)	913,722
	2018				75,520	(b)	1,283,085
	2017				101,440	(c)	1,723,466
Roy Bagattini	2019	23,520	(a)	399,605
	2018	21,480	(b)	364,945
	2017	34,420	(c)	584,796
	2019				47,050	(a)	799,380
	2018				57,290	(b)	973,357
	2017				68,840	(c)	1,169,592
Seth Ellison	2019	21,840	(a)	371,062
	2018	23,440	(b)	398,246
	2017	32,880	(c)	558,631
	2019				43,690	(a)	742,293
	2018				62,500	(b)	1,061,875
	2017				68,840	(c)	1,169,592
David Love	2019	18,480	(a)	313,975
	2018	19,530	(b)	331,815
	2017	32,800	(c)	558,631
	2019				36,970	(a)	628,120
	2018				52,080	(b)	884,839
	2017				68,840	(c)	1,169,592

(1)

RSUs vest ratably over a four-year period. The vesting schedule for unvested outstanding stock awards generally depends upon continued employment through the applicable vesting date. Other circumstances under which such awards will vest are described in the section entitled “Potential Payments Upon Termination, Change In Control or Corporate Transaction.”

(a) 2019 grant RSUs vested 25% on January 30, 2020 and then the remainder annually over the remaining three years.

(b) 2018 grant RSUs vested 25% on January 30, 2019 and then the remainder annually over the remaining three years.

(c) 2017 grant RSUs cliff vest on February 1, 2020.

(2)	Represents the number of stock awards multiplied by $16.99, the closing stock price as of November 22, 2019.
(3)

Represents the target number of shares that may be earned under the performance-based RSU award program (see “Compensation Discussion and Analysis” for more details) that vest at the end of a three-year performance period, subject to certification of performance results in the first quarter of fiscal 2021.

(a) 2019 grant performance-based RSUs cliff vest on January 30, 2022.

(b) 2018 grant performance-based RSUs cliff vest on January 30, 2021.

(c) 2017 grant performance-based RSUs cliff vest on February 1, 2020.

(4)	Represents the number of stock awards multiplied by $16.99, the closing stock price as of November 22, 2019.

SAR Exercises and Stock Vested

The following table shows all SARs exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by each of our named executive officers for fiscal year 2019, based on the difference between the share price of our common stock and the SAR exercise price on the date of exercise.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Charles V. Bergh	3,245,730	$49,335,092	54,270	$804,382
Harmit Singh	—	—	9,440	140,420
Roy Bagattini	—	—	7,160	106,505
Seth Ellison	14,164	242,625	9,350	138,658
David Love	549,379	9,685,546	8,050	119,320

Employment Agreements

Mr. Bergh

We have an employment agreement with Mr. Bergh effective September 1, 2011, as amended by each of the amendments effective May 8, 2012 and January 30, 2018. The agreement initially provided for an annual base salary of $1,200,000 and an AIP target participation rate of 135%, which have since been adjusted, and may be further adjusted, pursuant to annual review. For fiscal year 2019, his base salary and target participation rate under our AIP were $1,435,000 and 160% of base salary, respectively.

Mr. Bergh also participates in our 2019 EIP. This element of Mr. Bergh’s compensation for fiscal year 2019 is reflected and discussed under “—Compensation Discussion and Analysis.”

Mr. Bergh’s employment agreement also provides for certain severance and termination benefits that are described below under “—Potential Payments Upon Termination, Change In Control or Corporate Transaction.”

Mr. Bergh is eligible to receive standard healthcare, life insurance and long-term savings program benefits, as well as relocation program benefits. He also receives benefits under our various executive perquisite programs consistent with that provided to his predecessor.

Mr. Bergh’s employment is at-will and may be terminated by us or by him at any time. Mr. Bergh does not receive any separate compensation for his services as a member of our Board of Directors.

Other Named Executive Officers

For our named executive officers other than the CEO, we have employment arrangements that provide for annual base salary and participation in our AIP, which are subject to annual review and adjustment, and participation in our 2019 EIP. These elements of compensation for fiscal year 2019 are reflected and discussed under “Compensation Discussion and Analysis.”

Executives also received standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs.

Employment of executives is at-will and may be terminated by us or the executive at any time.

Executive Retirement Plans

Non-Qualified Deferred Compensation

Our Deferred Compensation Plan is a U.S. non-qualified, unfunded deferred tax effective savings plan provided to the named executive officers, among other executives and the directors, as part of competitive compensation.

Participants may elect to defer all or a portion of their base salary and AIP payment and may elect an in-service and/or retirement distribution. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive applicable to each deferral. The investment options under the plan, which closely mirror the options provided under our qualified 401(k) plan, include a number of mutual funds with varying risk and return profiles. Participants may change their investment choices as frequently as they desire, consistent with our 401(k) plan.

In addition, under our Deferred Compensation Plan, we provide a match up to 6% of eligible deferred compensation that cannot be provided under the qualified 401(k) plan due to IRS qualified plan compensation limits. The amounts in the table below reflect non-qualified contributions over the 401(k) limit by the executive officers and the resulting company match.

The table below provides information on the non-qualified deferred compensation activity for each of our named executive officers for fiscal year 2019.

Name	Executive Contributions in last fiscal year(1)	Company Contributions in last fiscal year(2)	Aggregate Earnings/(Losses) in last fiscal year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at November 24, 2019(4)(5)
Charles V. Bergh	$3,592,552	$365,945	$1,005,614	$—	$8,593,849
Harmit Singh	114,208	142,760	119,900	—	1,191,949
Roy Bagattini	120,395	112,871	55,892	—	634,571
Seth Ellison	167,576	127,128	74,340	—	1,570,329
David Love	144,502	95,882	454,374	—	3,980,731

(1)

The executive contribution amounts were included in fiscal year 2019 compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table,” as applicable.

(2)	Amounts reflect our Deferred Compensation Plan match contributions made by us and are reflected in the “All Other Compensation” column of the “Summary Compensation Table.”
(3)	None of the earnings/interest in this column are included in the “Summary Compensation Table” because they were not preferential or above market.
(4)

The following amounts were previously reported as compensation to the named executive officers in the Summary Compensation Table for fiscal years prior to 2019: Mr. Bergh ($2,926,416), Mr. Singh ($744,536), Mr. Bagattini ($738,052), Mr. Ellison ($797,920) and Mr. Love ($1,921,385).

(5)

Our contribution on behalf of Mr. Bagattini to the international supplemental retirement savings plan for mobile employees ceased in 2016, with our contributions having been disclosed in the “All Other Compensation” column of the “Summary Compensation Table” for the relevant periods. The amount represented is the remaining active U.S. based plan.

Pay-Ratio Information

The annual total compensation of Mr. Bergh, our President and CEO, was $12,181,811 in fiscal year 2019, as reflected in the Summary Compensation Table. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our President and CEO, was $10,438 for fiscal year 2019. Accordingly, for fiscal year 2019, the ratio of the annual total compensation of our President and CEO to the median of the annual total compensation of all of our employees and our consolidated subsidiaries’ other employees was 1,167 to 1. Our median employee was a Retail Sales Associate located in a Retail Sales Outlet in the United States, who was part-time in fiscal year 2019.

We identified our median employee based on all taxable wages earned in fiscal year 2019 by each individual who we employed on August 31, 2019. We also converted all relevant employee compensation, on a country-by-country basis, to U.S. Dollars based on the applicable year-end exchange rate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the CEO pay ratio disclosed above may not be comparable to the pay ratio reported by other companies, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

Potential Payments Upon Termination, Change In Control or Corporate Transaction

The following sections include a description of the severance arrangements, including the WLT Severance Plan, that were applicable as of November 24, 2019, the last day of our 2019 fiscal year. On January 28, 2020, the Board adopted and approved the New Severance Plan, effective January 28, 2020, for eligible executives who are direct reports to, and including, our President and Chief Executive Officer. A description of the New Severance Plan is included above under “Severance and Change in Control Benefits.”

Employment Agreement with Mr. Bergh

On June 9, 2011, we entered into an employment agreement with Mr. Bergh in connection with Mr. Bergh joining us. See “Employment Agreements—Mr. Bergh.” As of November 24, 2019, the employment agreement provided that Mr. Bergh is eligible to receive certain benefits and payments upon his separation from us under certain circumstances pursuant to the terms of our WLT Severance Plan and our 2019 EIP; provided however that if Mr. Bergh’s employment ceases due to an involuntary termination without Cause or voluntary termination for Good Reason upon or within two years following a Change in Control (each, as defined in his employment agreement), 100% of Mr. Bergh’s then unvested equity awards will vest in full, and all vested SARs will remain exercisable for 18 months following the date of his termination but no later than the original term/ expiration date of the award.

In addition, in the event that Mr. Bergh retires, or Mr. Bergh’s employment ceases due to an involuntary termination without Cause or voluntary termination for Good Reason at any time other than within two years following a Change in Control, 100% of his outstanding equity and other long-term incentive awards that have remained outstanding for at least 12 months will vest in full, and all vested SARs will remain exercisable for 18 months following the date of his termination but no later than the original term/expiration date of the award.

Mr. Bergh’s right to the foregoing benefits is subject to his execution of an effective release of claims in favor of us and compliance with certain restrictive covenants.

WLT Severance Plan

Our WLT Severance Plan provided for (i) 104 weeks of severance pay to Mr. Bergh and 78 weeks of severance pay to each of the other named executive officers based on their then current base salary rates, (ii) a pro-rated bonus, subject to actual financial performance but assuming individual performance at 100% of target, (iii) company paid premiums under our standard basic life insurance program of $10,000 over the duration of the severance period, up to a maximum of 18 months, and (iv) reasonable outplacement counseling and job search benefits, if the applicable executive’s employment ceases due to an involuntary termination without Cause or voluntary termination for Good Reason (each, as defined in our WLT Severance Plan, and each, a Qualified Termination). In addition, with respect to any time-based equity awards that have been held by the executive for more than 12 months, such awards will continue to vest if the executive remained employed for the number of months equal to the executive’s severance period (other than with respect to Mr. Bergh’s equity awards, which are subject to the terms of his employment agreement). If the executive’s employment ceases due to a Qualified Termination within 18 months following a Change in Control (as defined in our Severance Plan), the severance period increases to 156 weeks for Mr. Bergh and 104 weeks for the other named executive officers and any performance-based equity awards shall fully vest and time-based equity awards will fully vest if not assumed (in each case, other than with respect to Mr. Bergh’s equity awards, which are subject to the terms of his employment agreement). Our WLT Severance Plan also provided that if the executive elects COBRA coverage, for the duration of the executive’s severance period, up to a maximum of 18 months, the executive will only be required to pay the same share of the applicable premium for medical coverage that would apply if the executive were participating in the medical plan as an active employee. Additionally, for each executive who is eligible to be covered by our retiree health benefits (if any), we will fully pay for retiree medical coverage for the duration of the executive’s severance payment period, up to a maximum of 18 months, reduced for any months in which the executive receives subsidized COBRA coverage. Each executive’s severance benefits are subject to the execution of a general release of claims agreement and will cease upon rehire by us or acceptance of a job with one of our competitors.

2016 EIP

Under our 2016 EIP, in the event of a Corporate Transaction (as defined in our 2016 EIP) in which the surviving corporation does not assume or continue the outstanding awards or substitute similar awards for the outstanding awards, the vesting schedule of all awards held by executives that are still employed will be accelerated in full to a date prior to the effective time of the transaction as determined by our Board of Directors. If the SARs are not exercised at or prior to the effective time of the transaction, all rights to exercise them will terminate. In addition, any reacquisition or repurchase rights held by us with respect to outstanding stock awards shall lapse upon the effectiveness of the Corporate Transaction.

2017, 2018 and 2019 Equity Awards

With respect to equity awards granted in fiscal years 2017, 2018 and 2019, in the event that the executive officer’s employment terminates due to Retirement (as defined in the award agreement), any equity awards that have remained outstanding for at least 12 months will continue to vest through the remainder of the vesting period. In addition, in the event that the executive officer dies or his employment terminates due to Disability (as defined in the award agreement), 100% of his outstanding time-based equity awards granted in fiscal years 2017, 2018 and 2019 will vest in full, and all vested SARs will remain exercisable for 18 months following the date of his termination, but no later than the original term/expiration date of the award.

The information in the tables below reflects the estimated value of the compensation to be paid by us to each of the named executive officers in the event of his termination, Retirement, Change in Control termination, death, Disability or Corporate Transaction. The amounts shown below assume that each named individual was employed and that his termination, retirement, Change in Control termination, death, Disability or Corporate Transaction was effective as of November 24, 2019. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts also assume a share price of $16.99 for all equity-based awards, which was the closing stock price as of November 22, 2019.

Charles V. Bergh

Executive Benefits and Payments Upon Termination	Voluntary Termination or for Cause Termination	Retirement	Termination Without Cause or Resignation for Good Reason	Death or Disability	Change in Control Termination	Corporate Transaction
Compensation:
Severance(1)	$—	$—	$5,803,140	$—	$14,126,140	$—
Equity vesting(2)	—	30,335,592	30,335,592	19,299,389	37,378,788	37,378,788
Benefits:
COBRA and life insurance(3)	—	—	21,711	—	21,711	—

(1)	Based on Mr. Bergh’s annual base salary of $1,435,000 and his actual AIP award earned for fiscal year 2019. See “—Compensation Discussion and Analysis.”
(2)

In the event of Retirement, assumes full vesting of unvested equity awards and the target number of shares underlying performance-based equity awards that have remained outstanding for at least 12 months. In the event of a Change in Control Termination, assumes full vesting of all unvested equity awards and the target number of shares underlying performance-based equity awards. In the event of Death or Disability, assumes full vesting of all unvested time-based equity awards. In the event of a Corporate Transaction, assumes no termination of employment and no assumption of outstanding equity awards.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same company/employee percentage sharing as during employment.

Harmit Singh

Executive Benefits and Payments Upon Termination	Voluntary Termination or for Cause Termination	Retirement	Termination Without Cause or Resignation for Good Reason	Death or Disability	Change in Control Termination	Corporate Transaction
Compensation:
Severance(1)	$—	$—	$2,307,750	$—	$4,432,750	$—
Equity vesting(2)	—	—	6,158,595	4,214,669	8,134,941	8,134,941
Benefits:
COBRA and life insurance(3)	—	—	21,711	—	21,711	—

(1)	Based on Mr. Singh’s annual base salary of $850,000 and his actual AIP award earned for fiscal year 2019. See “—Compensation Discussion and Analysis.”
(2)

In the event of a Termination Without Cause or Resignation for Good Reason, reflects vesting of all unvested time- based equity awards held more than 12 months that would otherwise vest during the 78 week period following November 24, 2019. In the event of a Change in Control Termination, assumes the equity awards are not assumed in the transaction and thus fully vest (with performance-based equity awards vesting at target). In the event the equity awards are assumed and the holder experiences a Change in Control Termination, the value of the vesting would be $3,920,273. In the event of Death or Disability, assumes full vesting of all unvested time-based equity awards. In the event of a Corporate Transaction, assumes no termination of employment and no assumption of outstanding equity awards.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same company/employee percentage sharing as during employment.

Roy Bagattini

Executive Benefits and Payments Upon Termination	Voluntary Termination or for Cause Termination	Retirement	Termination Without Cause or Resignation for Good Reason	Death or Disability	Change in Control Termination	Corporate Transaction
Compensation:
Severance(1)	$—	$—	$1,800,448	$—	$3,547,648	$—
Equity vesting(2)	—	—	5,395,281	4,133,462	7,057,790	7,075,790
Benefits:
COBRA and life insurance(3)	—	—	27,367	—	27,367	—

(1)

Based on Mr. Bagattini’s annual base salary of $832,000 and his actual AIP award earned for fiscal year 2019. See “—Compensation Discussion and Analysis.” Effective February 16, 2020, Mr. Bagattini terminated his employment with the Company. In connection with his termination of employment, Mr. Bagattini entered into a Separation Agreement containing terms that are materially consistent with the compensation that the Company provided to its named executive officers upon a termination under the WLT Severance Plan.

(2)

In the event of a Termination Without Cause or Resignation for Good Reason, reflects full vesting of all unvested time-based equity awards held more than 12 months that would otherwise vest during the 78 week period following

November 24, 2019. In the event of a Change in Control Termination, assumes the equity awards are not assumed in the transaction and thus fully vest (with performance-based equity awards vesting at target). In the event the equity awards are assumed and the holder experiences a Change in Control Termination, the value of the vesting would be $2,942,328. In the event of Death or Disability, assumes full vesting of all unvested time-based equity awards. In the event of a Corporate Transaction, assumes no termination of employment and no assumption of outstanding equity awards.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same company/employee percentage sharing as during employment.

Seth Ellison

Executive Benefits and Payments Upon Termination	Voluntary Termination or for Cause Termination	Retirement	Termination Without Cause or Resignation for Good Reason	Death or Disability	Change in Control Termination	Corporate Transaction
Compensation:
Severance(1)	$—	$—	$2,259,200	$—	$3,939,200	$—
Equity vesting(2)	—	4,754,970	4,410,259	3,048,262	6,022,022	6,022,022
Benefits:
COBRA and life insurance(3)	—	—	42,837	—	42,837	—

(1)	Based on Mr. Ellison’s annual base salary of $800,000 and his actual AIP award earned for fiscal year 2019. See “—Compensation Discussion and Analysis.”
(2)

In the event of a Termination Without Cause or Resignation for Good Reason, reflects full vesting of all unvested time-based equity awards held more than 12 months that would otherwise vest in the 78 week period following November 24, 2019. In the event of a Change in Control Termination, assumes the equity awards are not assumed in the transaction and thus fully vest (with performance-based equity awards vesting at target). In the event the equity awards are assumed and the holder experiences a Change in Control Termination, the value of the vesting would be $2,973,760. In the event of Death or Disability, assumes full vesting of all unvested time-based equity awards. In the event of a Corporate Transaction, assumes no termination of employment and no assumption of outstanding equity awards.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same company/employee percentage sharing as during employment.

David Love

Executive Benefits and Payments Upon Termination	Voluntary Termination or for Cause Termination	Retirement	Termination Without Cause or Resignation for Good Reason	Death or Disability	Change in Control Termination	Corporate Transaction
Compensation:
Severance(1)	$—	$—	$1,663,564	$—	$3,221,764	$—
Equity vesting(2)	—	4,386,073	4,098,773	2,775,668	5,458,220	5,458,220
Benefits:
COBRA and life insurance(3)	—	—	42,837	—	42,837	—

(1)	Based on Mr. Love’s annual base salary of $742,000 and his actual AIP award earned for fiscal year 2019. See “—Compensation Discussion and Analysis.”

(2)

In the event of Termination Without Cause or Resignation for Good Reason, reflects full vesting of all unvested time- based equity awards held more than 12 months that would otherwise vest during the 78 week period following November 24,2019 In the event of a Change in Control Termination, assumes the equity awards are not assumed in the transaction and thus fully vest (with performance-based equity awards vesting at target). In the event the equity awards are assumed and the holder experiences a Change in Control Termination, the value of the vesting would be $2,682,551. In the event of Death or Disability, assumes full vesting of all unvested time-based equity awards. In the event of a Corporate Transaction, assumes no termination of employment and no assumption of outstanding equity awards.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same company/employee percentage sharing as during employment.

2019 Equity Incentive Plan

In January 2019, our Board of Directors adopted our 2019 EIP, which was approved by our shareholders in February 2019. Our 2019 EIP became effective in connection with our initial public offering in March 2019.

Stock Awards

The 2019 EIP provides for the grant of incentive stock options, nonstatutory stock options, SARs, restricted stock awards, RSU awards, performance-based stock awards, and other forms of equity compensation, which are collectively referred to as stock awards. Additionally, the 2019 EIP provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share Reserve

The limit on the number of shares of Class A common stock that may be issued pursuant to awards under the 2019 EIP is 40,000,000 shares.

If a stock award granted under the 2019 EIP expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Class A common stock not acquired pursuant to the stock award will again become available for subsequent issuance under the 2019 EIP, subject to the 40,000,000 limit noted above. In addition, the following types of shares under the 2019 EIP may become available for the grant of new stock awards under the 2019 EIP: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2019 EIP may be previously unissued shares or reacquired shares bought by us on the open market.

The maximum number of shares of Class A common stock subject to stock awards granted under the 2019 EIP or otherwise during any one fiscal year to any non-employee director, taken together with any cash fees paid by the company to such non-employee director during such fiscal year for service on our Board of Directors, will not exceed $1.5 million in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). The inclusion of this amount is meant to provide a shareholder-approved cap on the annual compensation a non-employee director could receive. However, our Board of Directors is not contemplating non-employee director compensation at this level at this time, and the cap should not be viewed as suggesting as such.

Administration

Our Board of Directors, or a duly authorized committee thereof, acts as the “plan administrator” and has the authority to administer the 2019 EIP. Our Board of Directors may delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, (2) determine the number of shares of Class A common stock to be subject to such stock awards and (3) specify the other terms and conditions, including the strike price or purchase price and vesting schedule, applicable to such awards.

Types of Stock Awards That May be Awarded Under the 2019 Equity Incentive Plan

Stock Options

Incentive and nonstatutory stock options are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2019 EIP, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of the Class A common stock on the date of grant. Options granted under the 2019 EIP vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2019 EIP, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately. An option holder’s stock option agreement may provide different provisions from the default provisions set forth in the 2019 EIP. In no event may an option be exercised beyond the expiration of its term. Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.

Restricted Stock Awards

Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Class A common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, RSU awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards

RSU awards are evidenced by RSU award agreements adopted by the plan administrator. An RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a RSU award. Rights under an RSU award may be transferred only upon such terms and conditions as set by the plan administrator. RSU awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights

SARs are evidenced by stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of the Class A common stock on the date of grant. Upon the exercise of a SAR, we will pay the participant an amount in cash or stock equal to (1) the excess of the per share fair market value of the Class A common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of Class A common stock with respect to which the SAR is exercised. A SAR granted under the 2019 EIP vests at the rate specified in the SAR agreement. The default post- termination of employment exercise periods are the same as for options, as described above. Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A SAR holder may designate a beneficiary, however, who may exercise the SAR following the holder’s death.

Performance Awards

The 2019 EIP permits the grant of performance-based stock and cash awards. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to our Class A common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2019 EIP, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and number of shares that may be issued upon the exercise of incentive stock options and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

In the event of certain specified significant corporate transactions (as defined in the 2019 EIP), the plan administrator shall take one or more of the following actions with respect to stock awards unless otherwise provided in an award agreement or any other written agreement between a participant and us:

•	arrange for the surviving or acquiring entity or parent company to assume or continue the stock award or to substitute a similar stock award for the stock award;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination if not exercised (if applicable) at or prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate or for no consideration; or

•

make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price or strike price otherwise payable in connection with the stock award.

The plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Change in Control

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us at the time of grant that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control (as defined in the 2019 EIP).

Amendment and Termination

Our Board of Directors has the authority to amend, suspend, or terminate the 2019 EIP, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our shareholders. No incentive stock options may be granted after the tenth anniversary of the date our Board of Directors adopts the 2019 EIP.

Employee Stock Purchase Plan

In December 2018, our Board of Directors adopted our 2019 Employee Stock Purchase Plan (“ESPP”), which was approved by our shareholders in February 2019. Our ESPP became effective in connection with our initial public offering in March 2019.

Share Reserve

Initially, the maximum number of shares of Class A common stock that may be issued under the ESPP is 12,000,000 shares.

The ESPP includes an “evergreen” provision. Under the evergreen provision, the number of shares of Class A common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by the lesser of (1) 1% of the total number of shares of our Class A common stock outstanding on December 31 of the preceding calendar year, (2) 2,400,000 shares of Class A common stock, or (3) such lesser number of shares of Class A common stock as determined by our Board of Directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. We have selected this figure based on an assumed burn rate of 1-3% over the next few years. However, our actual burn rate may differ from this estimate based on a number of factors, including number of participants, participant contribution elections, and the price of our stock at the time of purchase, and as such this estimate should not be viewed as predictive. The Board of Directors did not approve this automatic increase for the fiscal year ended November 24, 2019.

Administration

Our Board of Directors, or a duly authorized committee thereof, can administer the ESPP. Our Board of Directors has delegated its authority to administer the ESPP, including determination of participants and terms of offerings, to our Compensation Committee under the terms of such committee’s charter.

Limitations

Employees, including executive officers, and the employees of any of our designated affiliates are eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator:

(1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our common stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP prior to the first day of any offering period.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of Class A common stock through payroll deductions up to 15% of their earnings (up to 10% under the ESPP offerings currently in place). Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of the Class A common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

Our Board of Directors has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our shareholders. The ESPP will remain in effect until terminated by our Board of Directors in accordance with the terms of the ESPP.

Equity Compensation Plan Information

The following table provides certain information, as of November 24, 2019, with respect to our equity compensation plans.

Plan Category	Class of Common Stock	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)

Equity compensation plans approved by security holders(1):	Class A	509,528	$16.37	51,281,041

	Class B	24,749,040	$7.14	—

Equity compensation plans not approved by security holders:	—	—	—	—

Total	Class A and Class B	25,258,568	$7.15	51,281,041

(1)

Includes our 2016 Equity Incentive Plan (“2016 EIP”), 2019 Equity Incentive Plan (“2019 EIP”) and 2019 Employee Stock Purchase Plan (“2019 ESPP”). No additional awards may be granted under our 2016 EIP.

(2)

The number of shares includes SARs, RSUs and PRSUs based on target performance and includes shares of common stock to be issued in connection with certain deferred stock-settled director RSUs. The number of shares for SARs represents the number of shares of common stock the SARs would convert into if exercised on November 24, 2019 based on the market value of our common stock on that date, calculated based on the conversion formula as defined in the EIP.

(3)	Only includes SARs, as RSUs and PRSUs do not have exercise prices associated with them.
(4)

Calculated based on the number of stock awards authorized upon the adoption of the 2019 EIP, less (a) the number of outstanding dilutive SARs (b) shares issued in connection with converted RSUs and (c) securities expected to be issued in the future upon conversion of outstanding RSUs. The 2019 EIP provides for an award pool of 40 million shares of common stock that may be subject to awards thereunder. The 51,281,041 figure in the table reflects the potential number of shares which could be issued pursuant to future awards under the 2019 EIP of 39,399,697 and pursuant to future issuances under the 2019 ESPP of 11,881,344. Note that the following shares may return to the 2019 EIP and be available for issuance in connection with a future award: (i) shares covered by an award that expires or otherwise terminates without having been exercised in full; (ii) shares that are forfeited or awards which are canceled and regranted in accordance with the terms of the 2019 EIP; (iii) shares covered by an award that may only be settled in cash per the terms of the award which do not count against the 2019 EIP’s award pool; (iv) shares withheld to cover payment of an exercise price or cover applicable tax withholding obligations; (v) shares tendered to cover payment of an exercise price; and (vi) shares that are canceled pursuant to an exchange or repricing program.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Class A common stock and Class B common stock as of February 14, 2020 by: (i) each of our directors and each nominee for director; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common Stock and Class B common stock. The mailing address for each shareholder in the table below is c/o Levi Strauss & Co., 1155 Battery Street, San Francisco, CA 94111.

	Class A		Class B		% of Total Voting Power†
Name of Beneficial Owner	Shares	%	Shares	%

Directors:

Troy Alstead(1)	44,440	*	14,138	*	*

Jill Beraud(2)	—	—	108,578	*	*

Robert A. Eckert(3)	—	—	173,157	*	*

Spencer Fleischer(4)	—	—	89,205	*	*

David A. Friedman(5)	410,000	*	2,583,470	*	*

Yael Garten	—	—	—	—	—

Christopher J. McCormick(6)	—	—	50,818	*	*

Jenny Ming(7)	—	—	69,481	*	*

Stephen C. Neal(8)	—	—	359,553	*	*

Patricia Salas Pineda(9)	100,200	*	30,699	*	*

Joshua E. Prime(10)	—	—	7,671,750	2.3	2.2

Named Executive Officers:

Charles V. Bergh(11)	987,343	1.6	8,066,155	2.4	2.3

David Love(12)	264,657	*	624,438	*	*

Harmit Singh(13)	—	—	1,891,456	*	*

Seth M. Ellison(14)	—	—	290,990	*	*

Roy Bagattini(15)	—	—	762,538	*	*

Directors and executive officers as a group (19 persons)(16)	1,869,520	3.0	23,997,847	6.9	6.9

5% or Greater Shareholders:

Mimi L. Haas	—	—	54,163,294	16.1	15.8

Margaret E. Haas(17)	—	—	43,495,810	12.9	12.7

Robert D. Haas(18)	—	—	39,312,360	11.7	11.5

Peter E. Haas Jr.(19)	—	—	37,739,540	11.2	11.0

Peter E. Haas Jr. Family Fund(20)	—	—	26,367,700	7.8	7.7

Daniel S. Haas(21)	—	—	24,148,673	7.2	7.1

Jennifer C. Haas(22)	—	—	21,401,313	6.4	6.3

*	Represents beneficial ownership of less than 1%.

†

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of our Class A common stock is entitled to one vote per share, and each share of our Class B common stock is entitled to ten votes per share. Our Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of our shareholders, except under limited circumstances described in our certificate of incorporation.

(1)

Includes 14,082 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 56 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(2)

Includes 14,082 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 56 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(3)

Includes 66,639 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 268 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(4)

Includes 52,365 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 210 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(5)

Includes an aggregate of 735,930 shares held in trusts, of which Mr. Friedman is co-trustee, for the benefit of others and for which Mr. Friedman shares voting and investment power. Includes 160,000 shares held by the Friedman Family Foundation for the benefit of charitable entities. Mr. Friedman disclaims beneficial ownership of these 895,930 shares.

(6)

Includes 18,006 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 72 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(7)

Includes 65,328 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 263 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(8)

Includes 61,724 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 249 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(9)

Includes 30,576 shares of Class A or Class B common stock issuable pursuant to restricted stock units that vested within 60 days of February 14, 2020, the settlement of which has been deferred at the election of the director until his or her retirement from the Board of Directors. Includes 123 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the director became entitled on February 21, 2020.

(10)

Includes 1,049,250 shares held by Mr. Prime’s spouse for which Mr. Prime has no voting or investment power. Includes an aggregate of 173,160 shares held in custodial accounts, of which Mr. Prime’s spouse is custodian, for the benefit of others and for which Mr. Prime has no voting or investment power. Includes 6,400,000 shares held in trusts for which Mr. Prime is trustee, for the benefit of others. Mr. Prime disclaims beneficial ownership of these 7,622,410 shares. Also includes 10,000 shares held in a trust, of which Mr. Prime and Mr. Prime’s spouse are co-trustees and share voting and investment power.

(11)	Includes the number of shares that Mr. Bergh has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of February 14, 2020.

(12)	Includes the number of shares that Mr. Love has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of February 14, 2020.

(13)	Includes the number of shares that Mr. Singh has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of February 14, 2020.

(14)	Includes the number of shares that Mr. Ellison has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of February 14, 2020.

(15)	Includes the number of shares that Mr. Bagattini has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of February 14, 2020.

(16)	Includes 10,372,592 shares that our executive officers have the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of February 14, 2020.

(17)

Includes an aggregate of 19,784,900 shares held in trusts and a limited liability company, of which Ms. Haas is trustee and manager, respectively, for the benefit of others and for which Ms. Haas has sole voting and investment power. Includes 7,861,220 shares held by the Margaret E. Haas Fund and 844,680 shares held by the Lynx Foundation, of which Ms. Haas is board chair, for the benefit of charitable entities and for which Ms. Haas shares voting and investment power. Ms. Haas disclaims beneficial ownership of these 28,490,800 shares.

(18)

Includes 20,545,013 shares held by a trust, of which Mr. Haas is trustee, for the benefit of others and for which Mr. Haas has sole voting and investment power. Includes 5,474,224 shares held by Mr. Haas’ spouse for which Mr. Haas has no voting or investment power. Includes an aggregate of 4,762,226 shares held in trusts, of which Mr. Haas’ spouse is trustee, for the benefit of others and for which Mr. Haas has no voting or investment power. Mr. Haas disclaims beneficial ownership of these 30,781,463 shares. Also includes 247,760 shares held in a trust, of which Mr. Haas and his spouse are co-trustees, for which Mr. Haas and his spouse share voting and investment power.

(19)

Includes 26,367,700 shares held by the Peter E. Haas Jr. Family Fund, of which Mr. Haas Jr. is Vice President, for the benefit of charitable entities, and for which Mr. Haas Jr. shares voting and investment power. Includes an aggregate of 4,636,810 shares held by trusts, of which Mr. Haas Jr. is trustee, for the benefit of others and for which Mr. Haas Jr. has sole voting and investment power. Includes 400,000 shares held by Mr. Haas Jr.’s spouse for which Mr. Haas Jr. has no voting or investment power. Mr. Haas Jr. disclaims beneficial ownership of these 31,404,510 shares. Includes 18,602 shares of Class A or Class B common stock issuable pursuant to vested restricted stock units, the settlement of which has been deferred for six months following Mr. Haas Jr’s retirement from the Board on September 21, 2019. Includes 75 shares of Class A or Class B common stock issuable pursuant to dividend equivalent rights to which the shareholder became entitled on February 21, 2020.

(20)	Peter E. Haas Jr. is a Vice President of this fund. The shares are also included in Mr. Haas Jr.’s ownership amounts as referenced above. Mr. Haas Jr. disclaims beneficial ownership of these shares.

(21)	Includes 3,199,630 shares held in a trust for the benefit of others and for which Mr. Haas has sole voting and investment power. Mr. Haas disclaims beneficial ownership of these 3,199,630 shares.

(22)

Includes 5,506,590 shares held in a custodial account and a limited liability company, of which Ms. Haas is custodian and manager, respectively, for the benefit of others and for which Ms. Haas has sole voting and investment power. Ms. Haas disclaims beneficial ownership of these 5,506,590 shares.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and greater than 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with, except for the following inadvertent late reports: two reports relating to two transactions for Troy Alstead; one report relating to two transactions for Roy Bagattini; one report relating to two transactions for Charles Bergh; two reports relating to two transactions for Jill Beraud; five reports relating to five transactions for Gavin Brockett; two reports relating to two transactions for Robert Eckert; two reports relating to three transactions for Elizabeth Eisenhardt; one report relating to two transactions for Seth Ellison; two reports relating to two transactions for Spencer Fleischer; one report relating to one transaction for David Friedman; two reports relating to two transactions for Bradley Haas; two reports relating to two transactions for Daniel Haas; two reports relating to one transaction for Jennifer Haas; two reports relating to two transactions for Peter Haas Jr.; one report relating to thirteen transactions for Robert Haas; four reports relating to nine transactions for Walter Haas; one report relating to two transactions for Seth Jaffe; one report relating to two transactions for David Love; two reports relating to two transactions for Christopher McCormick; two reports relating to two transactions for Jenny Ming; two reports relating to two transactions for Stephen Neal; one report relating to two transactions for Elizabeth O’Neill; three reports relating to four transactions for Patricia Pineda; one report relating to two transactions for Marc Rosen; and one report relating to two transactions for Harmit Singh.

OTHER INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Availability Notice or other proxy materials with respect to two or more shareholders sharing the same address by delivering a single Proxy Availability Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as householding, potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders will be householding our proxy materials. A single Proxy Availability Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice, please notify us or your broker. Direct your written request to Levi Strauss & Co., Attn: Investor Relations, 1155 Battery Street, San Francisco, CA 94111, or call (800) 438-0349. Shareholders who currently receive multiple copies of Proxy Availability Notices at their address and would like to request householding of their communications should contact their brokers.

Other Matters

2019 Annual Report and SEC Filings

Our financial statements for the year ended November 24, 2019 are included in our 2019 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement. Our 2019 Annual Report and this Proxy Statement are posted on our website at investors.levistrauss.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, 1155 Battery Street, San Francisco, CA 94111. Our Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your proxyholder will vote your shares using his or her best judgment.

By Order of the Board of Directors,

Nita T. Dudley

Corporate Secretary

San Francisco, California

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by April 7, 2020 at 11:00 P.M., Pacific Time.
Online Go to www.envisionreports.com/levi or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/levi
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - -

A	Proposals

The Board of Directors recommends a vote FOR all of the listed nominees.	+
1. The election as Class I directors of the four nominees named in the Proxy Statement.

	For	Withhold		For	Withhold
01 - Jill Beraud	☐	☐	03 - Christopher J. McCormick	☐	☐

02 - Spencer C. Fleischer	☐	☐	04 - Stephen C. Neal	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain
2.	Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.
		For	Against	Abstain
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2020.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

036RZD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - -

Notice of 2020 Annual Meeting of Shareholders

Levi’s Plaza, 1155 Battery Street, San Francisco, CA 94111

Proxy Solicited by Board of Directors for Annual Meeting of Shareholders – April 8, 2020

Seth R. Jaffe and Nita T. Dudley, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Levi Strauss & Co. to be held on April 8, 2020 or at any postponement or adjournment thereof.

Proxies must be mailed by March 25, 2020. Phone or online voting must be completed by 11:00 p.m., Pacific Time, on April 7, 2020. See reverse for instructions.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2, and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

⬛	+